Exhibit 2

BRASIL TELECOM S.A.

INDEX TO FINANCIAL STATEMENTS

Unuadited Interim Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010	F-2
Unuadited Interim Consolidated Income Statement for the Periods ended September 30, 2011 and 2010	F-3
Unuadited Interim Consolidated Statement of Changes in Equity for the Periods ended September 30, 2011 and 2010	F-4
Unuadited Interim Consolidated Statement of Cash Flows for the Periods ended September 30, 2011 and 2010	F-5
Notes to the Unaudited Interim Consolidated Financial Statements	F-7

Brasil Telecom S.A.

Unaudited Interim Consolidated Balance Sheets as at September 30, 2011 and December 31, 2010

(In thousands of Brazilian reais - R$)

	Note	9/30/2011	12/31/2010
Current assets:
Cash and cash equivalents	9.a	3,771,886	3,216,937
Cash investments	9.b	939,414	832,077
Trade receivable, net	10	1,956,561	2,069,908
Inventories, net		20,956	14,323
Current recoverable taxes	12	209,384	334,954
Other taxes	13	610,857	416,674
Judicial deposits	14	1,468,652	1,383,914
Other assets	15	327,185	218,010

Total current assets		9,304,895	8,486,797
Non-current assets:
Related parties	28	2,139,244	1,911,134
Deferred taxes	12	5,069,702	5,276,443
Restricted cash	9.b	13,034
Other taxes	13	172,589	173,051
Judicial deposits	14	5,064,139	4,266,022
Pension plan assets		100,635	92,619
Other assets	15	69,101	39,446
Investments	16	8,517	5,370
Property, plant and equipment, net	17	5,524,075	5,316,799
Intangible assets, net	18	1,138,039	1,318,433

Total non-current assets		19,299,075	18,399,317

Total assets		28,603,970	26,886,114

Current liabilities:
Payroll, related taxes and benefits		143,241	171,782
Trade payables		1,506,281	1,636,598
Loans and financing	19	1,054,942	1,044,226
Derivatives instruments	20	39,127	70,719
Current income taxes payable	12	172,646	196,844
Taxes other than income tax	13	1,205,371	856,290
Dividends and interest on capital		56,321	568,840
Licenses and concessions payable	21	122,549	183,627
Tax financing program	22	35,882	35,046
Provision for pension plan	26.a	62,630	77,941
Provisions	23	1,294,634	1,236,971
Other payables		1,925,713	611,805

Total current liabilities		7,619,337	6,690,689
Non-current liabilities:
Loans and financing	19	4,632,738	3,320,860
Deferred income taxes liabilities	12	—	11,216
Taxes other than income tax	13	597,447	692,711
Licenses and concessions payable	21	526,073	573,004
Tax financing program	22	412,413	394,916
Provision for pension plan	26.a	545,810	575,365
Provisions	23	3,221,170	3,059,896
Other payables	24	349,073	230,618

Total non-current liabilities		10,284,724	8,858,586
Equity attributable to controlling shareholders
Share capital		3,731,059	3,731,059
Capital reserves		5,232,628	5,869,560
Income reserves		1,885,511	1,885,511
Retained earnings

Treasury shares		(149,642)	(149,642)

		10,699,556	11,336,488
Equity attributable to noncontrolling shareholders		353	351

Total equity		10,699,909	11,336,839

Total equity and liabilities		28,603,970	26,886,114

The accompanying notes are an integral part of these financial statements.

Brasil Telecom S.A.

Unaudited Interim Consolidated Income Statement

For the Period Ended September 30, 2011 and 2010

(In thousands of Brazilian reais)

	Note	9/30/2011	9/30/2010
Net operating revenue	4	7,007,176	7,757,102

Cost of sales and services	5	(3,424,360)	(3,594,724)

Gross profit		3,582,816	4,162,378

Operating income (expenses)
Selling expenses	5	(843,448)	(772,419)
General and administrative expenses	5	(1,071,047)	(1,140,512)
Other operating income	6	459,065	327,553
Other operating expenses	6	(813,970)	(679,911)

		(2,269,400)	(2,265,289)

Operating income before financial income (expenses) and taxes		1,313,416	1,897,089

Financial income	7	965,980	660,293
Financial expenses	7	(1,002,198)	(749,018)

Financial expenses, net		(36,218)	(88,725)

Income before taxes		1,277,198	1,808,364

Income tax and social contribution
Current	8	(190,214)	(142,682)
Deferred	8	(221,930)	(399,785)

Net income for the period		865,054	1,265,897

Net income attributed to controlling shareholders		865,052	1,265,987
Net income (loss) attributed to noncontrolling shareholders		2	(90)

Basic and diluted earnings per share – R$
Common shares - basic		1.46671	2.14651
Common shares - diluted		1.46671	2.14651
Preferred shares - basic		1.46671	2.14651
Preferred shares - diluted		1.46663	2.14634

The Company does not have any items of comprehensive income and, therefore, is not presenting the related statement.

The accompanying notes are an integral part of these financial statements.

Brasil Telecom S.A.

Unaudited Interim Consolidated Statement of Changes in Equity for the Period Ended September 30, 2011 and 2010

(In thousands of Brazilian reais - R$, unless otherwise stated)

	Share capital	Capital reserves	Income reserves	Treasury shares	Retained earnings	Other comprehensive income	Equity	Non- controlling interests	Consolidated equity
Balance at December 31, 2010	3,731,059	5,869,560	1,885,511	(149,642)			11,336,488	351	11,336,839
Redeemable bonus shares		(1,501,984)					(1,501,984)		(1,501,984)
Net income for the period (Note 24)					865,052		865,052	2	865,054
Balance at September 30, 2011	3,731,059	4,367,576	1,885,511	(149,642)	865,052	—	10,699,556	353	10,699,909

	Share capital	Capital reserves	Income reserves	Treasury shares	Retained earnings	Other comprehensive income	Equity	Non- controlling interests	Consolidated equity
Balance at December 31, 2009	3,731,059	5,869,560	454,146	(149,642)			9,905,123	514	9,905,637
Net income for the period					1,265,987		1,265,987	(90)	1,265,897
Other
Balance at September 30, 2010	3,731,059	5,869,560	454,146	(149,642)	1,265,987	—	11,171,110	424	11,171,534

The accompanying notes are an integral part of these financial statements

Brasil Telecom S.A.

Unaudited Interim Consolidated Statement of Cash Flows

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

	9/30/2011	9/30/2010
Cash flows from operating activities
Income before taxes	1,277,198	1,808,366

Items not affecting cash
Charges, interest income, and inflation adjustment	31,150	205,019
Depreciation and amortization	774,090	790,030
Provision for doubtful accounts	268,504	287,174
Provisions	492,609	287,736
Loss on disposal of permanent assets	15,994	29,256
Provision for concession fee	37,410	42,264
Employee and management profit sharing	23,951	76,915
Provision for swaps	41,561	6,685
Inflation adjustment on related parties and private debentures	(228,111)	(170,502)
Inflation adjustment on provisions	120,914	186,239
Inflation adjustment on taxes payable in installments	34,722	31,041
Reversion of inflation adjustment on judicial deposit	198,853	—
Dividends prescribed	(50,330)	—
Other	134,441	(59,437)
Changes in assets and liabilities
Trade receivables	(155,793)	(330,184)
Inventories	(772)	8,785
Taxes	74,032	425,226
Held-for-trading cash investments	(3,376,103)	(714,069)
Redemption of held-for-trading cash investments	3,325,362	673,169
Prepaid expenses	(301,717)	112,787
Trade payables	(232,938)	(177,753)
Payroll, related taxes and benefits	(52,492)	(89,685)
Provisions	(245,782)	(372,155)
Provision for pension plan	(96,147)	(104,517)
Other assets and liabilities	(52,551)	214,435

Financial charges paid	(387,773)	(298,351)
Income tax and social contribution paid - Company	(127,996)	(51,815)
Income tax and social contribution paid - third parties	(87,639)	(66,434)

Cash flows from operating activities	1,454,647	2,750,225

Brasil Telecom S.A.

Unaudited Consolidated Statements of Cash Flows

For the Period Ended September 30, 2011 and 2010

(In thousands of Brazilian reais - R$, unless otherwise stated)

	9/30/2011	9/30/2010
Cash flows from investing activities
Purchase of property, plant and equipment and intangible assets	(686,605)	(458,005)
Investments in taxes incentives	(3,147)	4
Proceeds from sale of permanent assets	14,513	1,780
Judicial deposits	(1,169,598)	(801,384)
Redemption of judicial deposits	227,974	217,703

Cash flows from investing activities	(1,616,863)	(1,039,902)

Cash flows from financing activities
Loans and financing, net of debt issuance cost	2,104,611	509,122
Repayment of principal of loans and financing, derivatives, and leases	(948,352)	(753,794)
Licenses and concessions	(78,090)	(14,433)
Tax financing program	(16,107)	(132)

Payments of dividends and interest on capital	(462,189)	(1,159)

Cash flows from financing activities	599,873	(260,396)

Exchange differences on cash and cash equivalents	117,292

Increase in cash and cash equivalents	554,949	1,449,927

Cash and cash equivalents
Cash and cash equivalents at end of period	3,771,886	3,167,368
Cash and cash equivalents at beginning of period	3,216,937	1,717,441

Increase in cash and cash equivalents	554,949	1,449,927

Additional Disclosures Relating to the Statement of Cash Flows

	9/30/2011	9/30/2010
Acquisition of property, plant and equipment and intangible assets incurring liabilities	68,915	(124,213)
Redeemable bonus shares (Note 24)	1,501,984
Offset of judicial deposits against provisions	148,804	241,867

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

1.	GENERAL INFORMATION

BRASIL TELECOM S.A. (“Company” or “BrT”) is a Fixed Line Telephony Services (“STFC”) concessionaire, operating since July 1998 in Region II of the General Concession Plan (“PGO”), which covers the Brazilian states of Acre, Rondônia, Mato Grosso, Mato Grosso do Sul, Goiás, Tocantins, Paraná, Santa Catarina and Rio Grande do Sul, and the Federal District, in the provision of STFC as a local and intraregional long-distance carrier. Since January 2004, the Company also provides domestic and international long-distance services in all Regions and local services outside Region II started to be provided in January 2005.

BrT is controlled by Coari Participações S.A. (“Coari”), which at September 30, 2011 holds 49.28% of total capital and 79.63% of voting capital. BrT is headquartered in Brazil, in the city of Rio de Janeiro, at Rua Humberto de Campos, 425 – 8º. andar.

BrT holds, through subsidiary 14 Brasil Telecom Celular S.A. (“BrT Celular”), a license to operate mobile telephony services in Region II.

The terms of the concession agreements and licenses above are disclosed in Notes 3 (i) and 18.

2.	SIGNIFICANT ACCOUNTING POLICIES

The Board of Directors authorized the completion of these unaudited interim financial statements at the meeting held on October 25, 2011

2.1 - Basis of preparation

The Company’s unaudited consolidated interim financial statements have been prepared for the period ended September 30, 2011 and in accordance with IAS 34 which address interim financial reporting.

IAS 34 requires that management uses certain accounting estimates. The unaudited interim financial statements have been prepared based on the historical cost, except for certain financial assets and financial liabilities measured at their fair values.

These unaudited consolidated interim financial statements do not include all the information and disclosures required in annual financial statements and should be read in conjunction with the annual financial statements for the year ended December 31, 2010, filed on March 18, 2011, which have been prepared in accordance with International Financial Reporting Standards (IFRSs) and the accounting practices adopted in Brazil. There were no changes in the accounting policies adopted compared to the year ended December 31, 2010, except as described below:

a) Revenue recognition – customer loyalty program (“Oi Pontos”)

The subsidiary BrT Celular implemented a customer loyalty program (“Oi Pontos”), under which mobile telephony customers accumulate points related to the amounts paid for mobile telephony,

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

fixed telephony, internet and pay TV services, which can be exchanged for mobile telephony service packages, events available at “Oi experiences” and/or transferred to the Multiplus Fidelidade Program (partner of subsidiary BrT Celular) to be exchanged for several other awards of this program, such as air tickets, fuel in Ipiranga gas stations, etc.

The subsidiary BrT Celular accounts for the points awarded under the program are accounted for as a separately identifiable component of the sales transaction in which they are granted. The fair value of the consideration received or receivable in respect of the initial sale is allocated between the award credits and the other components of the sale. The consideration allocated to the points is measured by reference to their fair value, i.e., the amount for which the award credits could be sold separately. This amount is deferred and the related revenue is recognized when, and only when, the points are redeemed, expire (after 24 months), and/or are cancelled. Revenue recognition is based on the number of points that have been redeemed in exchange for awards, as well as when they expire or are cancelled, relative to the total number expected to be redeemed. This program began its effective operations in the quarter ended March 31, 2011, with the liability recorded in unearned revenues.

Estimates and critical accounting judgments

In preparing the unaudited consolidated interim financial statements, the Company’s management uses estimates and assumptions based on historical experience and other factors, including expected future events, which are considered reasonable and relevant. The use of estimates and assumptions frequently requires judgments related to matters that are uncertain with respect to the outcomes of transactions and the amount of assets and liabilities. Actual results of operations and the financial position may differ from these estimates. The estimates that represent a significant risk of causing material adjustments to the carrying amounts of assets and liabilities were disclosed in the Company’s financial annual statements referred to above. In the period ended September 30, 2011, there was no material change in the accounting estimates adopted by the Company and its subsidiaries besides the one referred to in Note 23, with respect to labor contingencies.

Seasonality

The Company and its subsidiaries do not have material seasonal operations.

2.2 - New IFRS standards

On May 12, 2011, the IASB issued a package of five new or revised standards (called ‘package of five’) that address the accounting treatment of consolidation of joint arrangements and the disclosure of the involvement with other entities. Each new standard is effective for annual reporting periods beginning on or after January 1, 2013, with early adoption permitted provided that each one of the package of five standards is also early adopted. (In general, early adoption by entities in Brazil is not permitted until such standards are issued as CPCs and approved by the Brazilian Securities and Exchange Commission (CVM) and/or the Federal Accounting Council (CFC).) However, the disclosures required by IFRS 12 can be incorporated into financial statements without this meaning that an entity has early adopted this standard and, as a result, all the other four standards issued. One of the most significant changes is the issuance of IFRS 11 Joint Arrangements, which replaces IAS 31 and eliminates the option provided by the latter to account for investments in jointly controlled entities under the proportionate consolidation method. The

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

‘package of five’ includes the following standards: IFRS 10 Consolidated Financial Statements, IFRS 11 Joint Arrangements, IFRS 12 Disclosure of Interests in Other Entities, IAS 27 Separate Financial Statements, IAS 28 Investments in Associates and Joint Ventures. Management will apply the relevant standards to the Company and its subsidiaries, after the issuance of these standards by the CPC and their approval by the CVM.

On May 12, 2011, the IASB also issued IFRS 13 Fair Value Measurement, which replaces the fair value measurement guidance currently dispersed across different IFRS standards with a single standard. This standard is the result of the joint project of the IASB and the US Financial Accounting Standards Board (FASB) to develop a single conceptual framework on fair value; as a result, the FASB also issued amendments to the fair value guidance set out in ASC 820. Thus, the differences between the IFRSs and the US GAAP (including the requirement to disclose a sensitivity analysis of financial instruments, required by IFRS 13 but not by ASC 820) have been significant reduced. IFRS 13 provides guidance on how to determine fair value and requires certain disclosure on fair value measurements. It does not, however, introduce any new or revised requirement on which items shall be measured at fair value or which must have their fair value disclosed. IFRS 13 is effective for annual reporting periods beginning on or after January 1, 2013, with early adoption permitted. (Early adoption by entities in Brazil is not permitted until such a standard is issued as a CPC and approved by the CVM and/or CFC.) Management will apply the relevant standards to the Company and its subsidiaries, after the issuance of these standards by the CPC and their approval by the CVM.

3.	DERIVATIVE INSTRUMENTS AND RISK ANALYSIS

Financial risk management

The Company’s and its subsidiaries’ activities expose them to several financial risks, such as: market risk (including currency fluctuation risks, interest rate risk on fair value and cash flows, and price risk), credit risk, and liquidity risk. The Company uses derivative instruments to protect it against certain exposures to these risks.

Risk management is carried out by the Company’s treasury officer, in accordance with the policies approved by Management.

The Financial Risk Management Policy (the “Policy”), approved by the Board of Directors, documents the management of exposures to market risk factors generated by financial transactions of the Oi Group companies. Under the Policy, market risks are identified based on the features of financial transactions contracted and to be contracted during the year. Several scenarios are then simulated for each one of the risk factors using statistical models, used as basis to measure the impacts on the Group´s financial income (expenses). Based on this analysis, the Executive Committee annually agrees with the Board of Directors the Risk Guideline to be followed in each financial year. The Risk Guideline is equivalent to the worst expected impact of financial income (expenses) on the Group’s net income, with 95% of level of confidence. To ensure a proper risk management, according to the Risk Guideline, the treasury can contract hedging instruments, including derivative transactions such as swaps and currency forwards. The Company and its subsidiaries do not use derivative instruments for other purposes.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

With the approval of the Policy, the Financial Risk Management Committee was created, currently consisting of the CEO, the CFO, the Regulatory Affairs Officer, the Internal Audit Officer, the Planning and Development Officer, the Tax Officer, the General Controller, and the Treasury Officer.

According to their nature, financial instruments may involve known or unknown risks, and it is important to assess to the best judgment the potential of these risks. Thus, financial instruments may exist with or without guarantees depending on circumstantial or legal aspects.

(a)	Fair value of financial instruments

The Company and its subsidiaries have measured their financial assets and financial liabilities at their market or actual realizable values (fair value) using available market inputs and valuation techniques appropriate for each situation. The interpretation of market inputs for the selection of such techniques requires considerable judgment and the preparation of estimates to obtain an amount considered appropriate for each situation. Accordingly, the estimates presented may not necessarily be indicative of the amounts that could be obtained in an active market. The use of different assumptions for the calculation of the fair value may have a material impact on the amounts obtained.

The method used to calculate the fair value of derivative instruments was the future cash flows related to each instrument contracted, discounted at market rates prevailing at September 30, 2011.

The fair value of securities traded in active markets is equivalent to the amount of the last closing quotation available at the end of the reporting period multiplied by the number of outstanding securities. The fair values of contracts where the current contractual terms and conditions are similar to those originally contracted or for which there are no quotation or contracting benchmarks are similar to their carrying amounts.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The main asset and liability financial instruments are as follows:

		9/30/2011
	Accounting measurement	Carrying amount	Fair value
Assets
Cash and cash equivalents	Fair value	3,771,886	3,771,886
Cash investments	Fair value	952,448	952,448
Trade receivables	Amortized cost	1,956,561	1,956,561
Related parties	Amortized cost	2,139,244	2,248,788

Liabilities
Trade payables	Amortized cost	1,506,281	1,506,281
Borrowings and financing
Borrowings and financing (*)	Amortized cost	3,910,701	3,811,225
Debentures	Amortized cost	1,776,979	1,794,705
Derivative instruments	Fair value	39,127	39,127
Dividends and interest on capital		56,321	56,321
Licenses and concessions payable (**)	Amortized cost	648,622	648,622
Redeemable bonus shares (Note 24)	Amortized cost	1,501,984	1,501,984

		12/31/2010
	Accounting measurement	Carrying amount	Fair value
Assets
Cash and cash equivalents	Fair value	3,216,937	3,216,937
Cash investments	Fair value	832,077	832,077
Trade receivables	Amortized cost	2,069,908	2,069,908
Related parties	Amortized cost	1,911,134	2,042,397

Liabilities
Trade payables	Amortized cost	1,636,598	1,636,598
Borrowings and financing
Borrowings and financing (*)	Amortized cost	3,272,233	3,272,233

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Debentures	Amortized cost	1,092,853	1,123,890
Derivative instruments	Fair value	70,719	70,719
Dividends and interest on capital	Amortized cost	568,840	568,840
Licenses and concessions payable (**)	Amortized cost	756,631	756,631

(*)	A substantial portion of this balance refers to BNDES borrowings and financing for which there is no active market and, therefore, there are no significant adjustments to fair value.
(**)	There is no market for licenses and concessions payable and, therefore, no adjustments to fair value were identified.

Fair value measurement hierarchy

IFRS 7 defines fair value as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction on measurement date. The standard clarifies that the fair value must be based on the assumptions that market participants would consider in pricing an asset or a liability, and establishes a hierarchy that prioritizes the information used to build such assumptions. The fair value measurement hierarchy attaches more importance to available market inputs (i.e., observable data) and a less weight to inputs based on data without transparency (i.e., unobservable data). Additionally, the standard requires that an entity considers all nonperformance risk aspects, including the entity’s credit, when measuring the fair value of a liability.

IFRS 7 establishes a three-level hierarchy to measure and disclose fair value. The classification of an instrument in the fair value measurement hierarchy is based on the lowest level of input significant for its measurement. We present below a description of the three-tier hierarchy:

Level 1 — inputs are determined using quoted prices in an active market for identical assets or liabilities on measurement date. Additionally, an entity must have the possibility of trading in such active market and the quoted price cannot be adjusted by the entity.

Level 2 — Inputs other than the quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability or that can support the observed market inputs by correlation or otherwise for substantially all the asset or liability.

Level 3 — unobservable inputs are inputs based on little or no market activity. These inputs represent management’s best estimates of how market participants could attribute a price to an asset or liability. Generally, Level 3 assets and liabilities are measured using pricing models, discounted cash flows, or similar methodologies that require significant judgment or estimates.

Under IFRS 7, the Company measures its cash equivalents, cash investments, and derivative instruments at fair value. Cash equivalents, cash investments, and derivative instruments are classified as Level 2 since they are measured using market prices for similar instruments.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The tables below summarize our financial assets and financial liabilities carried at fair value as at September 30, 2011 and December 31, 2010.

Description	9/30/2011	Fair value of identical assets (Level 1)	Other observable significant impacts (Level 2)	Other unobservable significant impacts (Level 3)
Assets
Cash equivalents	3,722,021		3,722,021
Cash investments	952,448		952,448
Total assets	4,674,469		4,674,469
Liabilities
Derivative instruments	39,127		39,127
Total liabilities	39,127		39,127

Description	12/31/2010	Fair value of identical assets (Level 1)	Other observable significant impacts (Level 2)	Other unobservable significant impacts (Level 3)
Assets
Cash equivalents	3,086,764		3,086,764
Cash investments	832,077		832,077
Total assets	3,918,841		3,918,841

Liabilities
Derivative instruments	70,719		70,719
Total liabilities	70,719		70,719

(b)	Adjustment to Present Value

We concluded that adjustment to present value of financial assets and liabilities presented below does not apply for the following main reasons:

•	Trade receivables: near-term maturity of bills.

•	Trade payables, dividends and interest on capital: all obligations are due to be settled in the short term.

•	Loans and financing: all balances are adjusted for inflation based on contractual indices.

•	Licenses and concessions payable: all obligations arising from licenses are adjusted for inflation based on contractual indices.

(c)	Foreign exchange risk

Assets

Foreign-currency cash equivalents and cash investments are basically maintained in time deposits.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The risk associated to these assets arises from the possible exchange rate fluctuations that may reduce the balance of these assets. The assets subject to this risk represent approximately 26.5% (1.9% at December 31, 2010) of our total cash and cash equivalents and cash investments.

These assets are presented in the balance sheet as follows:

	9/30/2011		12/31/2010
	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Cash equivalents	1,240,486	1,240,486	74,098	74,098

Liabilities

The Company and its subsidiaries have foreign currency-denominated borrowings and financing. The risk associated with these liabilities is related to the possibility of fluctuations in foreign exchange rates that could increase the balance of such liabilities. Borrowings exposed to this risk represent approximately 0.02% (1.3% at December 31, 2010) of total liabilities from borrowings and financing. Out of the debt denominated in foreign currency, 100% (100% at December 31, 2010) is hedged by foreign currency-denominated financial investments.

The Company’s foreign currency-denominated transactions (yen) terminated in the first quarter were hedged by currency swaps. The unrealized gains or losses on hedging transactions, consisting of currency swaps, were recorded in the income statement as gains or losses, based on the status of each instrument.

Derivative instruments are summarized as follows:

	Index	Maturity	Notional amount		Fair value
			9/30/2011	12/31/2010	9/30/2011	12/31/2010
Swap contracts:
Assets position
Foreign currency – yen (i)	Forex + 1.9%	Mar 2011		54,111		44,396

Liabilities position
Interest rate – CDI (i)	93.2% to 97.0% of CDI	Mar 2011		(54,111)		(115,115)
Net value						(70,719)

(i)	Yen to CDI Swap (plain vanilla)

Counterparty: Citibank, JP Morgan, and Santander.

In 2004, the Company contracted foreign exchange swap transactions (plain vanilla) to hedge cash flows related to its liabilities denominated in yens with final maturity in March 2011. Under these contracts, the Company had an asset position in yens, plus fixed interest rate, and a liability position tied to a percentage of a one-day interest rate (CDI), hedging against the foreign exchange fluctuation risk of the yen against the Brazilian real, which in effect represented a swap of yen cost

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

of 1.9% per year for an average weighted rate of 95.9% of CDI on contract termination. The transactions were duly registered with CETIP S.A. and were terminated with the maturity of the hedged debt in March 2011.

US$/R$ non-deliverable forwards (NDFs)

In September 2011, the Company entered into future US dollar sales transactions using non-deliverable forwards (NDFs) to protect against a depreciation of the Brazilian real in relation to the US dollar. The main strategy for these contracts is to set the foreign exchange rate for the contract period at a fixed amount, thus mitigating the risk of fluctuations unfavorable to the Company’s US dollar-denominated cash invested abroad before the remittance to Brazil of the funds from the Senior Notes issued on September 15, 2011.

The amounts of NDF derivative instruments are summarized as follows:

						Fair value
	Index	Forward	Maturity	Notional amount		Amounts (payable)/receivable
				9/30/2011	12/31/2010	9/30/2011	12/31/2010
US$/R$ NDFs (i)	US$	1.7087 to 1.7472	December 2011	430,120		(39,127)
Liabilities position				430,120		(39,127)

Counterparty:

(1)	Citibank, Deutsche and HSBC

In the period ended September 30, 2011, the Company recorded in gain/(loss) on derivative transactions as follows: (see Note 7).

	9/30/2011	9/30/2010
Gain/(loss) on currency swaps	(2,434)	(6,685)
Currency forwards and options	(39,127)
Total	(41,561)	(6,685)

Foreign exchange risk sensitivity analysis

As at September 30, 2011, the Company basically holds assets represented by cash investments exposed to US dollar fluctuation against the Brazilian real. The sensitivity analysis takes into consideration 25% and 50% depreciations of the US dollar in relation to the Brazilian real. Management believes that the 25% depreciation represents a possible exchange fluctuation scenario and that the 50% depreciation represents a remote exchange fluctuation scenario.

A 25% and 50% appreciation of the Brazilian real against the US dollar would have an adverse impact on the consolidated profit of approximately R$155,749 and R$259,590. A depreciation of the Brazilian real by the same percentages would have a positive impact on the Company’s profit in the same amounts.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Foreign exchange rate scenario
	Rate
Description	12/31/2010	Depreciation
Probable scenario
US dollar	1.6662	0%
Japanese yen	0.0203	0%
Currency basket	0.0334	0%
Possible scenario
US dollar	2.0828	25%
Japanese yen	0.0253	25%
Currency basket	0.0418	25%
Remote scenario
US dollar	2.4993	50%
Japanese yen	0.0304	50%
Currency basket	0.0501	50%

As at December 31, 2010, the fair value of liability financial instruments subject to foreign exchange risk would be impacted as follows in the estimated scenarios:

Impacts on fair value of financial instruments
Transaction	Risk	Balance at 12/31/2010
Probable scenario
US dollar debt	Dollar appreciation	2,617
US dollar cash	Dollar depreciation	(84,239)
Yen debt	Yen appreciation	44,546
Derivative instruments (net position - yen)	Yen depreciation	(44,396)
Currency basket debt	Increase in currency basket rate	9,068
Total pegged to exchange rate		(72,404)
Possible scenario
US dollar debt	Dollar appreciation	3,271
US dollar cash	Dollar depreciation	(105,299)
Yen debt	Yen appreciation	55,683
Derivative instruments (net position - yen)	Yen depreciation	(55,495)
Currency basket debt	Increase in currency basket rate	11,335
Total pegged to exchange rate		(90,505)
Remote scenario
US dollar debt	Dollar appreciation	3,926
US dollar cash	Dollar depreciation	(126,359)
Yen debt	Yen appreciation	66,819
Derivative instruments (net position - yen)	Yen depreciation	(66,594)
Currency basket debt	Increase in currency basket rate	13,602
Total pegged to exchange rate		(108,606)

Impacts
Possible scenario - probable scenario		(18,101)
US dollar		(20,406)
Japanese yen		38
Currency basket		2,267
Remote scenario - probable scenario		(36,202)
US dollar		(40,811)
Japanese yen		75
Currency basket		4,534

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

(d)	Interest rate risk

Assets

Cash equivalents and cash investments in local currency are maintained in financial investment funds (FIFs) exclusively managed for the Oi Group and investments in its own portfolio of private securities (floating rate CDBs) issued by prime financial institutions.

Receivables from related companies refer to private debentures issued by Telemar Norte Leste S.A. (“TMAR”), which pay interest pegged to the CDI (interbank deposit rate).

The interest rate risk linked to these assets arises from the possibility of fluctuations in these rates and consequent decrease in the return on these assets.

These assets are presented in the balance sheet as follows:

	9/30/2011		12/31/2010
	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Cash equivalents	2,598,108	2,598,108	3,086,764	3,086,764
Cash investments	952,448	952,448	832,077	832,077
Borrowings and financing – with related parties (*)	2,139,244	2,248,788	1,911,134	2,042,397
Total	5,689,800	5,799,344	5,829,975	5,961,238
Current	3,537,522	3,537,522	3,918,841	3,918,841
Non-current	2,152,278	2,261,822	1,911,134	2,042,397

(*)	Refers to private debentures issued by TMAR (Note 11).

Liabilities

The Company has local currency borrowings and financing pegged to the indices TJLP (Long-term Interest Rate) and CDI (Interbank Deposit Rate).

Additionally, the Company issued public debentures, not convertible into or exchangeable for shares. This liability was contracted at an interest rate pegged to CDI, compounded by a spread of 3.5% per year. The risk inherent to these liabilities arises from the possibility of fluctuations in those rates. The Company has no derivative transactions to hedge its liabilities against interest rate risk. We continuously monitor these market rates to assess the possible contracting of instruments to protect against the risk of fluctuation of these rates.

Analysis of sensitivity to interest rate variations

Management believes that the most significant risk related to interest rate fluctuations arises from its liabilities pegged to CDI and TJLP. The risk is associated to an increase in those rates.

As at September 30, 2011, management estimated the fluctuation scenarios of the rates DI and TJLP. The rates prevailing at the end of the period were used in the probable scenario. These rates have been stressed by 25 and 50 percent, and used as benchmark for the possible and remote scenarios.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Interest rate scenarios
Probable scenario		Possible scenario		Remote scenario
CDI	TJLP	CDI	TJLP	CDI	TJLP
11.88	6.00	14.85	7.50	17.82	9.00

As at September 30, 2011, management estimated the future outflows for the payment of interest and principal of its debt pegged to CDI and TJLP based on the interest rates above, also assuming that all interest and principal payments would be made on the scheduled maturity dates. The outflows for repayment of Oi Group related party debt were not considered. The impact of hypothetical increases of interest rates can be measured by the difference in the future flows in the possible and remote scenarios compared to the probable scenario, where there is no estimate of increase. Such sensitivity analysis considers payment outflows in future dates. Thus, the aggregate of the amounts for each scenario is not equivalent to the fair values, or even the present values of these liabilities. The fair values of these liabilities, should the Company’s credit risk remain unchanged, would not be impacted in the event of fluctuations in interest rates, as the interest rates used to estimate future cash outflows would be the same rates that discount such flows to present value.

Additionally, the Company has cash equivalents and cash investments in floating rate securities whose yield would also increase in the possible and remote scenarios, thus offsetting part of the impact of the increase of interest rates on debt payment outflows. However, as the estimated maturities are different from the maturities of financial liabilities, the impact of the scenarios on such assets has not been considered. The balances of cash equivalents and cash investments are disclosed in Note 9.

Future interest payment outflows by period
Transaction	Individual risk	Up to 1 year	1 to 3 years	3 to 5 years	Over 5 years	Total
Probable scenario
CDI pegged debt	CDI increase	244,479	313,094	259,429	129,440	946,442
TJLP pegged debts	TJLP increase	180,272	195,044	79,957	28,093	483,366
Total pegged to interest rates		424,751	508,138	339,386	157,533	1,429,808
Possible scenario
CDI pegged debt	CDI increase	280,792	382,923	319,288	159,302	1,142,305
TJLP pegged debts	TJLP increase	185,531	227,097	101,049	54,804	568,481
Total pegged to interest rates		466,323	610,020	420,337	214,106	1,710,786
Remote scenario
CDI pegged debt	CDI increase	319,680	452,615	379,144	189,161	1,340,600
TJLP pegged debts	TJLP increase	190,766	259,624	123,081	83,515	656,986
Total pegged to interest rates		510,446	712,239	502,225	272,676	1,997,586

Impacts
Possible scenario - probable scenario		41,572	101,882	80,951	56,573	280,978
CDI		36,313	69,829	59,859	29,862	195,863
TJLP		5,259	32,053	21,092	26,711	85,115
Remote scenario - probable scenario		85,695	204,101	162,839	115,143	567,778
CDI		75,201	139,521	119,715	59,721	394,158
TJLP		10,494	64,580	43,124	55,422	173,620

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

(e)	Credit risk

The concentration of credit risk associated to trade receivables is immaterial due to the diversification of the portfolio. Doubtful receivables are adequately covered by an provision for doubtful accounts.

Transactions with financial institutions (cash investments and borrowings and financing) are made with prime entities, avoiding the concentration risk. The credit risk of financial investments is assessed by setting caps for investment in the counterparts, taking into consideration the ratings released by the main international risk rating agencies of each one of such counterparts.

(f)	Liquidity risk

Management uses cash flows generated by operations and third-party financing to defray capital expenses on the expansion and modernization of the network, pay dividends, repay debts, and invest in new businesses.

(g)	Risk of acceleration of maturity of borrowings and financing

Any default events of some debt instruments of the Company and its subsidiaries can trigger the accelerated maturity of other debt instruments. The impossibility to incur in new debt might prevent such companies from investing in their business and incur in required or advisable capital expenditures, which would reduce future sales and adversely impact their profitability. Additionally, the funds necessary to meet the payment commitments of the borrowings raised can reduce the amount of funds available for capital expenditures.

(h)	Contingent liabilities

Contingent liabilities are assessed according to the likelihood of disbursement and are classified in provisions and contingent liabilities, as prescribed by IAS 37. Provisions include contingencies assessed as a probable risk, recognized in liabilities in view of the existing present obligation as a result of a past event, and because it is probable that a disbursement of funds will be required to settle the obligation. Details on these risks are presented in note 23.

(i)	Regulatory risk

Even though telecommunications services regulations in general are quite comprehensive, they are still quite restrictive when it comes to utility services, as defined by the General Telecommunications Law (LGT), as the case of STFC. As a result, most of the regulatory risks and obligations refer to this service, which is material for the Company’s activities.

Concession agreements

The Company has entered into local and domestic long-distance STFC concession arrangements with ANATEL, effective from January 1, 2006 to December 31, 2025. These concession agreements, which provide for reviews on a five-year basis, in general have a higher degree of intervention in the management of the business than the licenses to provide private services, and also include several consumer protection provisions, as perceived by the regulator. The main features are:

(i)	the price (fee) of the public service concession is defined as two percent of annual revenue net of taxes, paid every two years, starting 2006, and the first payment was made on April 30, 2007. Under this calculation method, the concession fee is one percent of net revenue net of taxes for each financial year;

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

(ii)	the imposition of universal access targets that can be revised every five years, as provided for by said concession arrangements. The imposition of new universal access targets that result in additional expenses must always be accompanied by an indication of the sources of the related funds. On June 30, 2011, the Company entered into with ANATEL and the Ministry of Communications revisions to the STFC concession agreements effective for the period 2011-2015. See Note 30 for further details;

(iii)	possibility of the Regulator imposing alternative mandatory offer plans;

(iv)	introduction of the Regulator’s right to intervene in and change the concessionaire’s agreements with third parties;

(v)	inclusion of parent company’s, subsidiary’s, associate’s and third parties’ assets, indispensable to the concession, as returnable assets;

(vi)	creation of a users’ board in each concession; and

(vii)	network usage tariffs are defined as a percentage of the public local and domestic long distance tariff until the effective implementation of cost model by service/modality, as prescribed by the General Regulation Updating Plan (“PGR”).

(j)	Capital management

The Company manages its capital structure according to best market practices.

The objective of capital management is to ensure that liquidity levels and financial leverage that allow the sustained growth of the group, the compliance with the strategic investment plan, and returns to our shareholders.

The Company may change its capital structure, according to existing economic and financial conditions, to optimize its financial leverage and debt management.

The indicators used to measure capital structure management are: gross debt to 12-month accumulated EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization), net debt (total debt less cash and cash equivalents and cash investments) to 12-month accumulated EBITDA, and the interest coverage ratio, as follows:

Gross debt to EBITDA	from 2x to 3x
Net debt to EBITDA	from 1.4x to 2x
Interest coverage ratio (*)	greater than 4

(*)	Measures the Company’s ability to settle its future interest obligations.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

4.	NET OPERATING REVENUE

	9/30/2011	9/30/2010
Gross operating revenue	12,384,862	13,322,509

Deductions from gross revenue	(5,377,686)	(5,565,407)
Value added and other indirect taxes	(2,531,629)	(2,766,018)
Discounts and returns	(2,846,057)	(2,799,389)

Net operating revenue	7,007,176	7,757,102

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

5.	EXPENSES BY NATURE

The Company elected to report the income statement by function. We present below a breakdown of expenses by nature:

	9/30/2011	9/30/2010
Third-party services	(1,659,365)	(1,616,635)
Interconnection	(1,292,346)	(1,491,227)
Depreciation and amortization	(774,090)	(790,030)
Personnel	(628,774)	(565,078)
Rentals and insurance	(328,328)	(295,466)
Provision for doubtful accounts	(268,504)	(287,174)
FISTEL fee	(108,212)	(82,291)
Advertising and publicity	(105,599)	(110,505)
Connection means	(61,515)	(75,227)
Materials	(46,646)	(82,370)
Concession Agreement Extension Fee - ANATEL	(37,410)	(42,264)
Cost of mobile handsets and other	(18,635)	(40,035)
Other costs and expenses	(9,431)	(29,353)
Total	(5,338,855)	(5,507,655)

Classified as:

Cost of sales and services rendered	(3,424,360)	(3,594,724)
Selling expenses	(843,448)	(772,419)
General and administrative expenses	(1,071,047)	(1,140,512)
Total	(5,338,855)	(5,507,655)

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

6.	OTHER OPERATING INCOME (EXPENSES)

	9/30/2011	9/30/2010
Other operating income
Rental of operational infrastructure and other	90,628	66,127
Tax refunds and recovered expenses (i)	150,956	40,566
Fines	69,050	70,065
Technical and administrative services	51,293	48,129
Expired dividends	50,330
Income from disposal of property, plant and equipment	14,513	42,720
Other income	32,295	59,946
Total	459,065	327,553

Other operating expenses
Provisions/reversals	(492,609)	(287,736)
Taxes	(201,218)	(208,513)
Court fees	(37,532)	(35,712)
Employee and management profit sharing	(23,951)	(76,915)
Disposal of property, plant and equipment	(19,490)	(31,998)
Fines	(18,624)	(22,408)
Other expenses	(20,546)	(16,629)
Total	(813,970)	(679,911)

(i)	Refers to the recognition of recovery of expenses on post-employment benefits relating to the PBS-A pension fund surplus administered by Sistel, valued at R$71 million, the counterpart of which is under “Other assets – amounts receivable.”

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

7.	FINANCIAL INCOME (EXPENSES)

	9/30/2011	9/30/2010
Financial income
Investments yield	279,358	181,304
Inflation adjustment of judicial deposits	241,128	245,193
Interest and inflation adjustment on related parties	228,111	170,502
Interest and inflation adjustment on other assets	200,904	55,390
Financial discounts obtained	13,179	1,627
Other	3,300	6,277
Total	965,980	660,293

Financial expenses
Interest and inflation adjustment on other liabilities	(254,738)	(194,053)
Reversal of inflation adjustment of judicial deposits (i)	(198,853)
Interest on outstanding loans from third parties	(181,411)	(195,774)
Interest on debentures	(122,876)	(103,745)
Inflation adjustment of provisions	(120,914)	(186,239)
Derivative transactions	(41,561)	(6,685)
Interest and commissions on related-party borrowings	(34,095)
Tax on transactions and bank fees	(5,221)	(1,061)
Inflation adjustment and exchange differences on third-party borrowings	24	109
Other	(42,553)	(61,570)
Total	(1,002,198)	(749,018)

Total financial expenses, net	(36,218)	(88,725)

(i)	In the first quarter of 2011, the Company reviewed the estimate of the inflation adjustment on judicial deposits, resulting in the reversal of inflation adjustment in the amounts reported.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

8.	INCOME TAX AND SOCIAL CONTRIBUTION

Income taxes encompass the income tax and the social contribution. The income tax rate is 25% and the social contribution rate is 9%, generating aggregate nominal tax rate of 34%.

The provision for income tax and social contribution is broken down as follows:

	9/30/2011	9/30/2010
Income tax and social contribution
Current taxes	(190,214)	(142,682)
Deferred taxes	(221,930)	(399,785)
Total	(412,144)	(542,467)

	9/30/2011	9/30/2010
Income before taxes on income	1,277,198	1,808,364
Income (loss) of companies not subject to income tax and social contribution	8,415	(2,035)
Total taxed income	1,285,613	1,806,329
Income tax and social contribution
Income tax and social contribution on taxed income	(437,108)	(614,152)
Share of profits of subsidiaries
Permanent deductions (additions) (i)	24,987	79,728
Offset of tax loss carryforwards		21,074
Unrecognized deferred tax assets (ii)	(23)	(29,117)
Income tax and social contribution effect on income statement	(412,144)	(542,467)
Effective rate	32.06%	30.03%

(i)	The main components of permanent deduction (addition) tax effects are: nondeductible fines, sponsorships and nondeductible donations, income from expired dividends, goodwill amortization (pre-merger period), reversals of provisions, and invested FINOR funds.
(ii)	Refer to adjustments to deferred tax assets because of subsidiaries that do not recognize tax credits on tax loss carryforwards.

The unaudited interim financial statements for the quarter ended September 30, 2011 have been prepared considering management’s best estimates and the criteria set out in the Transitional Tax Regime (RTT).

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

9.	CASH, CASH EQUIVALENTS AND CASH INVESTMENTS

Cash investments held by the Company and its subsidiaries as at September 30, 2011 and December 31, 2010, are classified as held for trading securities and are measured at their fair values.

(a)	Cash and cash equivalents

	9/30/2011	12/31/2010
Cash and banks	49,865	130,173
Cash equivalents	3,722,021	3,086,764
Total	3,771,886	3,216,937

	9/30/2011	12/31/2010
Exclusive investment funds	2,407,797	2,778,089
Bank certificates of deposit (CDBs)	73,738	234,577
Time Deposits (*)	1,123,913
Exchange coupon note	92,701
Foreign investments	23,872	74,098
Cash equivalents	3,722,021	3,086,764

(*)	Refers to the investment of the amount raised through the issuance of senior notes in September 2011, as described in Note 19.

(b)	Cash investments

	9/30/2011	12/31/2010
Exclusive investment funds	939,414	832,077
Private securities	13,034
Cash investments	952,448	832,077
Current	939,414	832,077
Non-current	13,034

(c)	Breakdown of the exclusive investment funds portfolios

All investment funds in which BrT and its subsidiaries invest their funds are exclusive investment funds of the group, in which, at September 30, 2011, BrT holds approximately 10% (29% at December 31, 2010), subsidiary BrT Celular 17% (10% at December 31, 2010), and the other subsidiaries 10% (7% at December 31, 2010) of the funds’ units, plus 37% (46% at December 31, 2010) in BrT’s consolidated financial statements.

The exclusive funds’ portfolios consist of the securities shown in the table below, which presents the consolidated balances of the funds:

	Consolidated balances of exclusive investment funds
	9/30/2011	12/31/2010
Repurchase agreements	5,827,781	5,747,697
Bank certificates of deposit (CDBs)	1,274,882	265,732
Time Deposits	563,012
Private securities		1,880
Government securities		3,256

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Other	3,767	18,587
Securities classified as cash equivalents	7,669,442	6,037,152

Government securities	1,488,151	1,357,585
Bank certificates of deposit (CDBs)	59,291	55,002
Time Deposits		199,229
Bonds	2,181	219,296
Securities classified as short-term investments	1,549,623	1,831,112

Total invested in exclusive funds	9,219,065	7,868,264

The Company and its subsidiaries have cash investments in exclusive investment funds in Brazil and abroad, for the purpose of obtaining a return on its cash, and which are benchmarked against the CDI in Brazil and LIBOR abroad.

10.	TRADE RECEIVABLES

	9/30/2011	12/31/2010
Billed services	1,645,777	1,757,622
Unbilled services	880,079	855,575
Mobile handsets and accessories sold	18,536	23,449
Provision for doubtful accounts	(587,831)	(566,738)
Total	1,956,561	2,069,908

Unbilled	880,079	855,575
Current	658,925	707,235
Receivables from other carriers	260,812	310,636
Past-due up to 60 days	433,466	332,224
Past-due from 61 to 90 days	75,218	111,079
Past-due from 91 to 120 days	52,036	84,230
Past-due from 121 to 150 days	49,579	63,815
Past-due from 151 to 180 days	134,277	171,852
Total	2,544,392	2,636,646

The changes in the Company’s provision for doubtful accounts were as follows:

Balance at December 31, 2010	(566,738)
Provision for doubtful accounts	(268,504)
Trade receivables written off as uncollectible	247,411
Balance at September 30, 2011	(587,831)

11.	DUE FROM RELATED PARTIES

	9/30/2011	12/31/2010
Private debentures – principal	1,500,000	1,500,000
Interest on private debentures	639,244	411,134
Total	2,139,244	1,911,134
Non-current	2,139,244	1,911,134

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Private debentures issued by TMAR

Company rights acquired by merger

Company rights refer to the subscription by subsidiary BrT Part, on February 7, 2009, of 11,648 nonconvertible debentures, issued by its indirect parent TMAR, for a unit price of R$103, totaling R$1,200,000. These debentures mature in five years, on December 11, 2013. These debentures yield interest equivalent to the compound DI Rate plus a spread of 4.0% per year, to be paid on the debentures’ maturity. On December 31, 2010 the Company transferred the rights on these debentures to BrT Celular as partial payment of the capital increase undertaken by this subsidiary.

Subscription by BrT Celular

On March 12, 2009, Brasil Telecom Celular S.A. subscribed 2,885 nonconvertible debentures, issued by TMAR, for a unit price of R$104, totaling R$300,000. These debentures mature in five years, on December 11, 2013. These debentures yield interest equivalent to the DI compounded by 4.0% per year, to be paid on the debentures’ maturity.

12.	CURRENT AND DEFERRED TAXES

	Assets
	9/30/2011	12/31/2010
Current recoverable taxes
Recoverable income tax (IR)	123,732	193,070
Recoverable social contribution (CS)	42,256	71,673
Withholding taxes – IR/CS (ii)	43,396	70,211
Current taxes	209,384	334,954

Deferred taxes
Income tax on temporary differences and tax credits – merged goodwill (i)	3,042,196	3,259,485
Income tax on temporary differences and tax credits – merged goodwill (i)	1,042,851	1,110,269
Income tax on tax loss carryforwards (i)	644,382	600,424
Social contribution on tax loss carryforwards (i)	232,610	229,533
Allowance for impairment losses (i)	(5,327)	(5,304)
Other deferred taxes (iii)	112,990	82,036
Non-current	5,069,702	5,276,443

Temporary additions by nature:	4,085,047	4,369,754
Provisions	1,531,808	1,448,449

Provisions for suspended taxes (principal)	159,864	182,538
Provisions for pension plans	206,763	221,999
Provision for doubtful accounts	199,821	192,828
Foreign exchange differences	(95,323)	(39,663)
Reclassification of license goodwill and capital gain	2,261,328	2,466,662
Sundry provisions	(195,205)	(137,540)
Convergence to IFRSs - RTT
Subsidies and FISTEL FEE	8,119	11,994
Provision for asset decommissioning	4,774	10,094
Revenue recognition	3,098	12,393
Other

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

	Liabilities
	9/30/2011	12/31/2010
Current taxes payable
Income tax payable	125,945	145,133
Social contribution payable	46,701	51,711
Current taxes	172,646	196,844

Deferred tax liabilities
Deferred income tax and social contribution – Law 8200/1991		5,418
Deferred income tax and social contribution – RTT		5,798
Non-current		11,216

(i)	The Company and its subsidiaries recognize deferred tax credits arising from tax loss carryforwards and temporary differences. According to the technical study approved by the Company’s management bodies, submitted to the Supervisory Board for approval, taxable income to be generated over the next ten years, discounted to present value, will be sufficient to realize these tax credits as shown in the table below. The Company and its subsidiaries offset their tax loss carryforwards against taxable income up to a limit of 30% per year, pursuant to the prevailing tax law.

Only part of the tax credits on tax loss carryforwards or tax credits on temporary differences has been recognized for direct and indirect subsidiaries that do not have a profitability history and or do not expect to generate sufficient taxable income over the next ten years. Unrecognized tax credits total R$60.054 (R$56,906 at December 31, 2010).

(ii)	The Company and its subsidiaries recognize withholding income tax (IRRF) credits on cash investments, intragroup loans, dividends, and other amounts that are used as deductions from taxable income for the period.
(iii)	Refers principally to prepayments of federal taxes, which will be offset against future federal tax charges.

Changes in deferred income tax and social contribution

	Balance at 12/31/2010	Recognized in deferred tax income/expenses	Additions/ offsets	Deferred liability opening balance transferred to deferred tax assets	Recognized in financial income/(expenses)	Balance at 9/30/2011
Deferred tax (liabilities) assets related to:
Provisions	1,448,449	83,359				1,531,808
Provisions for suspended taxes (principal)	182,538	(22,674)				159,864
Provision for pension funds	221,999	(15,236)				206,763
Allowance for doubtful accounts	192,828	6,993				199,821
Exchange differences	(39,663)	(55,660)				(95,323)
Reclassification of license goodwill and appreciation	2,466,662	(205,334)				2,261,328
Other temporary additions and deductions	(137,540)	(46,449)		(11,216)		(195,205)
Subsidies and FISTEL	11,994	(3,875)				8,119
Provision for asset retirement	10,094	(5,320)				4,774
Revenue recognition	12,393	(9,295)				3,098

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Provision for impairment losses	(5,304)	(23)				(5,327)
Income tax loss carryforwards	600,424	47,394	(3,436)			644,382
Social contribution tax loss carryforwards	229,533	4,190	(1,113)			232,610
Other deferred taxes - prior years’ credit balance	82,036		21,212		9,742	112,990
Total	5,276,443	(221,930)	16,663	(11,216)	9,742	5,069,702

Deferred tax liabilities related to:
Other temporary additions and deductions	(11,216)			11,216
Total	(11,216)			11,216

Total	5,265,227	(221,930)	16,663		9,742	5,069,702

13.	OTHER TAXES

	Assets
	9/30/2011	12/31/2010
Recoverable State VAT (ICMS) (i)	695,279	496,577
Taxes on revenues (PIS and COFINS)	75,584	84,178
Other	12,583	8,970
Total	783,446	589,725
Current taxes	610,857	416,674
Non-current	172,589	173,051

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

	Liabilities
	9/30/2011	12/31/2010
ICMS	689,342	596,297
ICMS Arrangement No. 69/1998	40,947	31,788
PIS and COFINS	852,374	688,288
FUST/FUNTTEL/broadcasting fees	193,724	178,843
Other	26,431	53,785
Total	1,802,818	1,549,001
Current taxes	1,205,371	856,290
Non-current	597,447	692,711

(i)	Recoverable State VAT (ICMS) arises mostly from prepayment and credits claimed on purchases of property, plant and equipment, which can be offset against ICMS payable within 48 months, pursuant to Supplementary Law 102/2000.

14.	JUDICIAL DEPOSITS

	9/30/2011	12/31/2010
Civil	4,964,692	4,376,651
Labor	828,559	636,118
Tax	739,540	637,167
Total	6,532,791	5,649,936
Current	1,468,652	1,383,914
Non-current	5,064,139	4,266,022

As set forth by relevant legislation, judicial deposits are adjusted for inflation.

15.	OTHER ASSETS

	9/30/2011	12/31/2010
Amounts receivable	167,103	52,224
Advances to and recoverable amounts from supplier	84,843	126,015
Maintenance FISTEL fee (i)	43,167
Publicity, advertising and sponsoring	23,227	9,560
Software maintenance	20,143	7,068
Advances to employees	13,101	24,447
Rental of rights-of-way, circuits, and other	12,839	3,043
Bank guarantee	10,248
Telephone directory publishing	4,428	8,218
Insurance	2,921	4,173
Other	14,266	22,708
Total	396,286	257,456
Current	327,185	218,010
Non-current	69,101	39,446

(i)	FISTEL fee: the Telecommunications Inspection Fund fee, paid annually to the ANATEL to cover the expenses incurred on the telecommunications industry inspection, in accordance with relevant legislation, is recognized as prepaid expenses and allocated on a monthly basis to the income statement.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

16.	INVESTMENTS

	9/30/2011	12/31/2010
Investments accounted at cost	5,419	5,199
Tax incentives, net of allowances for losses	3,057	130
Other investments	41	41
Total	8,517	5,370

Summary of changes in investment balances

Balance at December 31, 2010	5,370
Tax incentives, net of allowances for losses	2,927
Other	220
Balance at September 30, 2011	8,517

17.	PROPERTY, PLANT AND EQUIPMENT

	Works in progress	Automatic switching equipment	Transmission and other equipment (1)	Infrastructure	Buildings	Other assets	Total
Cost of PP&E (gross amount)
Balance at December 31, 2010	738,062	5,464,567	16,213,043	4,229,942	1,077,415	2,034,573	29,757,602
Additions	645,417	28	155,471	8,210	183	13,928	823,237
Write-offs	(7,768)	(11,470)	(31,436)	(9,648)		(21,090)	(81,412)
Transfers	(601,133)	51,364	404,542	96,149	634	27,578	(20,866)
Balance at September 30, 2011	774,578	5,504,489	16,741,620	4,324,653	1,078,232	2,054,989	30,478,561
Accumulated depreciation
Balance at December 31, 2010		(5,136,580)	(13,743,941)	(3,199,969)	(655,348)	(1,704,965)	(24,440,803)
Depreciation expenses		(37,537)	(339,981)	(147,316)	(6,701)	(39,480)	(571,015)
Write-offs		11,347	26,055	7,605		20,411	65,418
Transfers				23		(8,109)	(8,086)
Balance at September 30, 2011		(5,162,770)	(14,057,867)	(3,339,657)	(662,049)	(1,732,143)	(24,954,486)
Property, plant and equipment, net
Balance at December 31, 2010	738,062	327,987	2,469,102	1,029,973	422,067	329,608	5,316,799
Balance at September 30, 2011	774,578	341,719	2,683,753	984,996	416,183	322,846	5,524,075
Annual depreciation rate (average)		10.04%	10.02%	6.09%	4.18%	12.59%

(1)	Transmission and other equipment include data transmission and communication equipment.

Additional disclosures

Under ANATEL’s concession agreements, all property, plant and equipment items capitalized by the Company that are indispensable for the provision of the services authorized under said agreements are considered returnable assets and are part of the concession’s cost. These assets are handed over to ANATEL upon the termination of the concession agreements that are not renewed.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

As at September 30, 2011, the residual balance of returnable assets is R$3.071.525 (R$3,292,438 at December 31, 2010) and consist of assets and installations in progress, switching and transmission equipment, payphones, outside network equipment, power equipment, and systems and operation support equipment.

In the period ended September 30, 2011, financial charges and transaction costs amounting to R$51.828 (R$33.161 at September 30, 2010) recognized in the consolidated unaudited interim financial statements, were capitalized as works in progress at the average rate of 16.69%.

The Company and its subsidiaries do not have operating leases whose risks and rewards incidental to the ownership of the assets remain with the lessor.

18.	INTANGIBLE ASSETS

	Goodwill	Intangible assets in progress	Data processing systems	Regulatory licenses	Other	Total
Cost of intangible assets (gross amount)
Balance at December 31, 2010	533,525	152,123	2,787,865	883,851	18,005	4,375,369
Additions			400	1,073	265	1,738
Transfers		(76,248)	97,191			20,943
Balance at September 30, 2011	533,525	75,875	2,885,456	884,924	18,270	4,398,050
Accumulated amortization

Balance at December 31, 2010	(453,031)		(2,334,729)	(255,484)	(13,692)	(3,056,936)
Amortization expenses			(156,484)	(43,293)	(3,298)	(203,075)
Balance at September 30, 2011	(453,031)		(2,491,213)	(298,777)	(16,990)	(3,260,011)

Intangible assets, net
Balance at December 31, 2010	80,494	152,123	453,136	628,367	4,313	1,318,433
Balance at September 30, 2011	80,494	75,875	394,243	586,147	1,280	1,138,039
Annual amortization rate (average)			19.99%	5.87%	19.42%

Regulatory licenses

	CONSOLIDATED
	Execution date	Termination	Acquisition cost
Concession/license
BrT Celular Region 2 radiofrequencies and SMP (2G)	18/12/2002	17/12/2017	191,502
BrT Celular Region 2 radiofrequencies and SMP (2G)	03/05/2004	22/12/2017	28,624
BrT Celular Region 2 radiofrequencies and SMP (3G)	29/04/2008	30/04/2023	488,235
BrT Celular Region 2 radiofrequencies and SMP (H band)			1,073
Transaction costs capitalized in BrT’s permits			81,523
Other licenses			93,967
Total			884,924

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

19.	BORROWINGS AND FINANCING

(Includes debentures)

	9/30/2011	12/31/2010
Financing	3,852,755	3,236,944
Accrued interest and other charges on financing	86,367	49,634
Debentures	1,720,360	1,080,000
Accrued interest on debentures	56,619	12,853
Debt issuance cost	(28,421)	(14,345)
Total	5,687,680	4,365,086
Current	1,054,942	1,044,226
Non-current	4,632,738	3,320,860

Borrowings and financing by type

	9/30/2011	12/31/2010	IRR %	Maturities
Banco Nacional de Desenvolvimento Econômico e Social (BNDES)	2,194,150	2,588,066
Local currency	2,194,150	2,578,998	9.92%	Feb 2011 to Dec 2018
Basket of currencies, including US dollar		9,068	2.81%	Apr 2011
Public debentures	1,776,979	1,092,853	13.58%	Jun 2013
Financial institutions	1,744,630	698,080
Local currency	1,744,068	651,349	10.57%	Apr 2011 to Dec 2033
Foreign currency	562	46,731	2.26%	Jul 2010 to Feb 2014
Trade payables - foreign currency	342	432	4.77%	Feb 2014
Subtotal	5,716,101	4,379,431
Debt issuance cost	(28,421)	(14,345)
Total	5,687,680	4,365,086

Debt issuance costs by type

	9/30/2011	12/31/2010
Financial institutions	15,163	10,930
Local currency	15,163	10,492
Foreign currency		438
Banco Nacional de Desenvolvimento Econômico e Social (BNDES)	1,738	1,971
Local currency	1,738	1,971
Public debentures	11,520	1,444
Total	28,421	14,345
Current	4,524	2,070
Non-current	23,897	12,275

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Breakdown of the debt by currency

	9/30/2011	12/31/2010
Reais	5,686,776	4,309,294
Yens		44,108
UMBNDES – BNDES basket of currencies		9,068
US dollar	904	2,616
Total	5,687,680	4,365,086

Breakdown of the debt by index

	9/30/2011	12/31/2010
TJLP	2,086,642	2,471,881
CDI	1,765,459	1,091,409
IPCA	517,807	536,958
Fixed rate	1,250,434	163,098
INPC	66,776	45,948
Japanese yen		44,108
UMBNDES – BNDES basket of currencies		9,068
US dollar	562	2,616
Total	5,687,680	4,365,086

Description of main borrowings and financings

During the period ended September 30, 2011, principal and interest totaling R$562,764 was paid of the financing agreements between the Company and its subsidiary BrT Celular with BNDES of R$ 259 million and R$ 2 billion dated February 2008 and November 2006, respectively. The terms of the agreement are detailed in the December 31, 2010 Financial Statements.

Public debentures

The Board of Directors’ Meetings held on July 13, 2011 and July 28, 2011 approved the fifth public issuance, by the Company, of simple, nonconvertible, unsecured debentures, in the local market, with restricted placement efforts (pursuant to CVM Instruction 476), totaling R$1,000 million (face value of R$10 million), in a single series. The debentures were issued on August 8, 2011 and they were subscribed on August 10, 2011. The 100 debentures mature on August 8, 2017 and pay interest equivalent to the CDI plus 1% per year, payable annually, and principal is repayable on maturity. The transaction costs related to this issuance, totaling R$10,802, are recognized in profit or loss according to this issuance’s contractual terms.

On June 1, 2006, the Company realized its fourth public issuance of 108,000 non-convertible debentures, with face value of R$ 10, totaling R$ 1,080 million. The amortization period of these debentures was 7 years, maturing on June 1, 2013. Interest is paid semiannually, at the DI rate plus spread of 3.5% p.a. Amortization of the principal is annual starting on June 1, 2011, in three installments of 33.3%, 33.3% and 33.4% of face value, respectively. In June 2011 the first installment and interest to date of R$ 438,750 was amortized.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Bonds

The Company issued in September 2011 senior notes totaling R$1,100 million to reduce the cost of its debt and for general corporate purposes, such as investments and debt refinancing. This transaction bears interest of 9.75% per year until and its maturity is in September 2016. Interest is payable in March and September of each year, beginning March 2012, until maturity. The transaction costs related to this issuance, totaling R$5,324, are amortized through profit or loss for the year, according to this issuance’s contractual terms, using its effective interest.

Payment schedule

The long-term debt is scheduled to be paid in the following years:

9/30/2011
2012	216,767
2013	1,011,264
2014	393,825
2015	203,228
2016	1,299,271
2017 and subsequent years	1,532,280
Total	4,656,635

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Scheduled allocation of debt issuance cost to the income statement

Debt issuance costs will be expensed on subsequent years, as follows:

9/30/2011
2012	1,127
2013	4,335
2014	4,060
2015	4,075
2016	3,848
2017 and subsequent years	6,452
Total	23,897

Guarantees

BNDES financing is collateralized by Company and BrT Celular receivables, and guarantees of the parent companies amounting to R$2,194,150 (R$2,588,066 at December 31, 2010).

Certain borrowings and financing obtained are collateralized by receivables from the provision of fixed telephone services and TNL and TMAR sureties.

The fourth issuance public debentures have unsecured guarantees, through a surety granted by TNL.

Covenants

The Company and its subsidiary BrT Celular have obligations to comply with financial ratios (covenants) set forth by the financing agreements entered into BNDES, other financial institutions, and debenture indentures. The financial ratios are calculated on a quarterly basis (in March, June, September, and December), except for the BNDES agreements, which are calculated semiannually (in June and December).

Specifically for the BNDES agreements, the financial ratios are calculated based on the Company’s consolidated financial reporting of intervening party Tele Norte Leste Participações S.A. (“TNL”).

At the end of the reporting period, September 30, 2011, all ratios were complied.

20.	DERIVATIVE INSTRUMENTS

	9/30/2011	12/31/2010
Liabilities
Cross-currency swaps - yen vs. CDI		70,719
“Non Deliverable Forward” – NDF	39,127
Total	39,127	70,719
Current	39,127	70,719

The Company’s foreign currency-denominated transactions (yen) terminated in the first quarter of 2011 were hedged by currency swaps. The unrealized gains or losses on hedging transactions, consisting of currency swaps, were recorded in the income statement as gains or losses, based on the status of each instrument (Note 7).

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The Company entered into future US dollar sales transactions using non-deliverable forwards (NDFs) to protect against a depreciation of the Brazilian real in relation to the US dollar. The main strategy for these contracts is to set the foreign exchange rate for the contract period at a fixed amount, thus mitigating the risk of fluctuations unfavorable to the Company’s US dollar-denominated cash invested abroad before the remittance to Brazil of the funds from the bond issued on September 15, 2011.

21.	LICENSES AND CONCESSIONS PAYABLE

	9/30/2011	12/31/2010
SMP	648,622	696,159
STFC concessions		56,759
Other licenses		3,713
Total	648,622	756,631
Current	122,549	183,627
Non-current	526,073	573,004

Correspond to the amounts payable to ANATEL for the radiofrequency concessions and the licenses to provide the SMP services, and STFC service concessions, obtained at public auctions.

The payment schedule is as follows:

2012	122,549
2013	131,268
2014	131,434
2015	131,434
2016	131,434
2017 to 2019	503
Total	648,622

22.	TAX FINANCING PROGRAM

Tax financing program created by Law 11941/2009

The Company and some of its subsidiaries joined the New Financing Program of Federal Tax, governed by Law 11941/2009, where they included part of their debt to the National Treasury and the National Social Security Institute (INSS) due until November 30, 2008.

In accordance with the provision of Article 1, V, Par. 9 of Law 11941/2009, the companies must timely pay new installments and may be excluded from the program if they keep three installments outstanding, whether consecutive or not, or do not paid one installment, if all the others have been paid.

The agreed term of the refinancing is 180 months. As provided for by the relevant Law and related regulatory administrative rules, the entities are required to pay the minimum monthly installments, as the final amount will only be set after the consolidation of debt by the Federal Revenue Service. The Company and its subsidiaries filed with the Federal Revenue Service and the National Treasury Attorney General’s Office, within the deadline set by joint administrative rules issued by these

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Government bodies, the consolidation of the debt included in the different types of tax refinancing plans provided for by Law 11941/2009. The Company’s and its subsidiaries’ debt is being consolidated by the Federal Revenue Service. With the enrollment, the judicial deposits related to the lawsuits transferred to the new plan will be converted, pursuant to the applicable law, into Federal Government revenue.

The financed tax amounts are broken down as follows:

	9/30/2011	12/31/2010
REFIS II - PAES	4,336	4,336
Law 11941/09 tax installment plan	443,959	425,626
Total	448,295	429,962
Current	35,882	35,046
Non-current	412,413	394,916

The amounts of the new tax installment plan created by Law 11941/2009, broken down into principal, fine and interest, are as follows:

				9/30/2011	12/31/2010
	Principal	Fines	Interest	Total	Total
COFINS	160,058	11,897	63,709	235,664	227,671
CPMF	165	66	281	512	484
Income tax	65,808	5,290	33,856	104,954	99,302
Social contribution	16,580	1,772	9,753	28,105	26,577
INSS - SAT	6,253	3,411	19,101	28,765	27,216
PIS	34,231	2,466	12,975	49,672	48,125
Other	341	28	254	623	587
Total	283,436	24,930	139,929	448,295	429,962

CPMF - tax on banking transactions

INSS – SAT - social security tax - occupational accident insurance

The payment schedule is as follows:

2011	8,566
2012	34,265
2013	34,265
2014	34,265
2015 to 2017	102,794
2018 to 2020	102,794
2021 to 2023	102,794
2024 and subsequent years	28,552
Total	448,295

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

23.	PROVISIONS

Broken down as follows:

	Type	9/30/2011	12/31/2010
	Labor
(i)	Overtime	284,547	232,483
(ii)	Salary differences and related effects	150,871	122,016
(iii)	Hazardous work conditions	131,292	121,886
(iv)	Joint liability	93,274	84,244
(v)	Stability / reintegration	78,345	82,779
(vi)	Severance pay	73,691	79,920
(vii)	Indemnities	61,650	67,885
(viii)	Additional post-retirement benefits	51,909	47,368
(ix)	Severance pay fund (FGTS)	33,380	31,459
(x)	Labor fines	4,100	4,242
(xi)	Lawyers/expert fees	1,561	1,375
(xii)	Employment relationship	2,154	3,742
(xiii)	Other claims	57,712	57,814
	Total	1,024,486	937,213

	Tax
(i)	ICMS	289,367	254,917
	Tax on services (ISS)	8,088	8,006
(ii)	Universal Access Fund (FUST)	4,493	4,164
(ii)	INSS (joint liability, fees, and severance pay)	868	972
	Other claims	6,466	5,823
	Total	309,282	273,882

	Civil
(i)	Corporate law	2,411,063	2,415,967
(ii)	ANATEL estimates	169,453	160,640
(iii)	Small claims courts	126,640	120,355
(iv)	ANATEL fines	100,313	79,455
(v)	Other claims	374,567	309,355
	Total	3,182,036	3,085,772

	Total provisions	4,515,804	4,296,867
	Current	1,294,634	1,236,971
	Non-current	3,221,170	3,059,896

Breakdown by type of contingency and risk

	9/30/2011
Risk	Labor	Tax	Civil	Total
Provisions	1,024,486	309,282	3,182,036	4,515,804
Contingent liabilities	2,797,573	2,950,299	805,454	6,553,326

	12/31/2010
Risk	Labor	Tax	Civil	Total
Provisions	937,213	273,882	3,085,772	4,296,867
Contingent liabilities	2,205,808	2,435,016	779,905	5,420,729

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Summary of changes in balances of provisions:

	Labor	Tax	Civil	Total
Balance at December 31, 2010	937,213	273,882	3,085,772	4,296,867
Inflation adjustment	24,550	38,071	58,293	120,914
Additions / reversals	131,802	13,015	347,792	492,609
Write-offs due to payment/termination	(69,079)	(15,686)	(309,821)	(394,586)
Balance at September 30, 2011	1,024,486	309,282	3,182,036	4,515,804

Summary of the main matters related to the recognized provisions and contingent liabilities

Provisions

Labor

(i)	Overtime - refers to the claim for payment of salary and premiums by alleged overtime hours;

(ii)	Salary differences and related effects - refer mainly to claims for salary increases due to alleged noncompliance with trade union agreements. The effects related to the impact of the salary increase allegedly due on the other amounts calculated based on the employee’s salary;

(iii)	Sundry premiums - refer to claims of hazardous duty premium, based on Law 7369/1985, regulated by Decree 93412/1986, due to the alleged risk from employees’ contact with the electric power grid, health hazard premium, stand by hours, and transfer premium;

(iv)	Joint liability - refers to the claim to assign liability to the Company, filed by outsourced personnel, due to alleged noncompliance with these personnel’s labor rights by their direct employers;

(v)	Stability/reintegration - claim due to alleged noncompliance with an employee’s special condition which prohibited termination of the employment contract without cause;

(vi)	Severance pay - refer to the funds allegedly unaccomplished in the contractual termination or their differences.

(vii)	Indemnities - refers to amounts allegedly arising from labor accidents, leased vehicles, work diseases, damage and provisory stability;

(viii)	Additional post retirement benefits – differences allegedly due in the benefit wage related to contractual rescissions;

(ix)	Supplement to FGTS fine - arising from understated inflation, refers to claims to increase the FGTS indemnity fine as a result of the adjustment of accounts of this fund due to inflation effects.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The Company filed a court action against Caixa Econômica Federal in order to assure the compensation of all values that are paid to this title;

(x)	Labor fines - amounts arising from delays or nonpayment of certain amounts provided for by the employment contract, within the deadlines set out in prevailing legislation and collective bargaining agreements;

(xi)	Lawyers/expert fees - installments paid to the plaintiffs’ lawyers and court-appointed experts, when expert evidence in necessary during the fact-finding stage;

(xii)	Employment relationship - these are claims filed by former employees of outsourced companies claiming the recognition of an employment relationship with the Company or its subsidiaries alleging an illegal outsourcing and/or the existence of elements that evidence such relationship, such as direct subordination;

(xiii)	Other claims - refer to different litigation including rehiring, profit sharing, qualification of certain allowances as compensation, etc.

In the first quarter of 2011, the Company completed the standardization process of the calculation methodology of the provisions for labor contingencies, in line with the procedures adopted by TMAR. Under the methodology used previously by the Company, the amounts attributed to the lawsuits were the amounts reported by their outside legal counsel, where the approach currently adopted takes into consideration the average historical amounts paid in lawsuits of the same nature. As a result, the Company recognized in consolidated profit or loss effects of R$53,074, accounted for as other operating expenses, in line item ‘Provisions/reversals’, and R$63,566, accounted for as financial expenses, in line item ‘Inflation adjustment of provisions’.

Tax

(i)	State taxes – claim for payment of ICMS on transactions which, in the Company’s view, are not subject to this tax. Discussions regarding ICMS credits claimed, the validity or legality of which is being challenged by the State tax authorities.

(ii)	Federal taxes – several tax notifications claiming the Payment of federal taxes on events which were allegedly inadequately classified by the Company or on differences in the calculation of these taxes.

Civil

(i)	Corporate – Financial Participation Agreements - these agreements were governed by Administrative Rules 415/1972, 1181/1974, 1361/1976, 881/1990, 86/1991, and 1028/1996. Subscribers held a financial interest in the concessionaire after paying in a certain amount, initially recorded as capitalizable funds and subsequently recorded in the concessionaire’s equity, after a capital increase was approved by the shareholders’ meeting, thus generating the issuance of shares. The lawsuits filed against the former CRT, a company merged by the Company, challenge the way shares were granted to subscribers based on said financial participation agreements.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The Company used to recognize a provision for the risk of unfavorable outcome in these lawsuits based on certain legal doctrine. In 2009, however, decisions issued by appellate courts led the Company to revisit the amount accrued and the risk classification of the relevant lawsuits. The Company, considering obviously the peculiarities of each decision and based on the assessment made by its legal department and outside legal counsel, changed its estimate on the likelihood of an unfavorable outcome from possible to probable. In 2009, the Company’s management, based on the opinions of its legal department and outside legal counsel, revised the measurement criteria of the provision for lawsuits challenging financial participation agreements. Said revision contemplated additional considerations regarding the dates and the arguments of the final and unappealable decisions on ongoing lawsuits, as well as the use of statistical criteria to estimate the amount of the provision for those lawsuits. The Company currently accrues these amounts mainly taking into consideration (i) the criteria above, (ii) the number of ongoing lawsuits by matter discussed, and (iii) the average amount of historical losses, broken down by matter (including all procedural costs).

At the end of 2010, the website of the Superior Court of Justice (STJ) disclosed news that this court had set compensation criteria to be adopted by the Company to the benefit of the shareholders of the now extinct CRT - Companhia Riograndense de Telecomunicações for those cases new shares, possibly due, could not be issued because of the sentence issued. According to this court judgment news, which does not correspond to a final decision, the criteria must be based on (i) the definition of the number of shares that each claimant would be entitled, measuring the capital invested at the book value of the share reported in the company’s monthly trial balance on the date it was paid-in, (ii) after said number of shares is determined, it must be multiplied by its quotation on the stock exchange at the closing of the trading day the final and unappealable decision is issued, when the claimant becomes entitled to sell or disposed of the shares, and (iii) the result obtain must be adjusted for inflation (IPC/INPC) from the trading day of the date of the final and unappealable decision, plus legal interest since notification. In the case of succession, the benchmark amount will be the stock market price of the successor company.

Based on current information, Management believes that its estimate would not be materially impacted as at September 30, 2011, had these criteria already been adopted. There may be, however, significant changes in the items above, mainly regarding the market price of BrT shares.

(ii)	ANATEL estimates - refer to alleged noncompliance with General Universal Access Targets Plan (“PGMU”) and Plan of General Quality Targets (“PGMQ”) obligations.

(iii)	Small claims courts - claims filed by customers for whom the individual indemnification amounts do not exceed the equivalent of forty minimum wages.

(iv)	ANATEL fines - These largely refer to provisions for fines arising from failures to meet quality targets under the terms of the PGMQ and “Regulamento de Indicadores de Qualidade – RIQ” (regulation of quality indicators); and

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

(v)	Other claims - refer to several of ongoing lawsuits discussing contract terminations; compensation claimed by former suppliers and building contractors, in lawsuits filed by equipment vendors against Company subsidiaries, revision of contractual terms and conditions due to changes introduced by a plan to stabilize the economy, and litigation mainly involving discussions on the breach of contracts.

Contingent liabilities

The Company and its subsidiaries also have a number of proceedings in which the expectation of incurring losses is classified as possible, in the opinion of their legal advisors, and for which no provision for contingent liabilities have been made.

The main contingencies classified with possible likelihood of an unfavorable outcome, according to the Company´s management’s opinion, based on its legal counsel’s assessment, are summarized below:

Labor

Refer to several lawsuits claiming, but not limited to, the payment of salary differences, overtime, hazardous duty and health hazard premiums, and joint liability, which total approximately R$2,797,573 (R$2,205,808 at December 31, 2010).

Tax

The main ongoing lawsuits have the following matters:

(i)	ICMS - several ICMS assessment notifications, including two main matters: ICMS levied on certain revenue from services already subject to ISS or which are not part of the ICMS tax base, and utilization of ICMS credits claimed on the purchase of goods and other inputs, amounting approximately to R$1,334,867 (R$1,119,720 at December 31, 2010);

(ii)	ISS - alleged levy of this tax on subsidiary telecommunications services and discussion regarding the classification of the services taxed by the cities listed in Supplementary Law 116/2003, amounting approximately to R$342,502 (R$356,878 at December 31, 2010);

(iii)	INSS - tax assessments to add amounts to the contribution salary allegedly due by the Company, amounting approximately to R$333,607 (R$308,273 at December 31, 2010); and

(iv)	Federal taxes – several tax notifications regarding disallowances made on the calculation of taxes, errors in the completion of tax returns, transfer of PIS and COFINS and FUST related to changes in the interpretation of these taxes tax bases by ANATEL. These lawsuits amount approximately to R$939,323 (R$650,145 at December 31, 2010).

Civil

No court decision has been issued on the main lawsuits, which are mainly related, but not limited to, challenging of network expansion plans, compensation for pain and suffering and material damages, collection lawsuits, and bidding processes. These lawsuits total approximately R$805,454 (R$779,905 at December 31, 2010).

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Letters of guarantee

As regards contingent liabilities, the Company has letters of guarantee granted by financial institutions, as supplementary collateral for lawsuits in provisional execution to ensure the performance of concession commitments related to licenses granted by ANATEL. As of September 30, 2011, the total amount of guarantees obtained by the Company amounts to R$2,964,529 (R$2,791,604 at December 31, 2010) and R$3,066,953 (R$2,836,335 at December 31, 2010), on a consolidated basis. The commission charges on these contracts are based on market rates.

Contingent assets

Below are the tax lawsuits filed by the Company to claim refund of taxes paid.

PIS/COFINS: tax lawsuit challenging the enforcement of Law 9718/1998, which increased PIS and COFINS tax base. The Law covered the period from February 1999 to November 2002 for PIS and from February 1999 to January 2004 for COFINS. In November 2005, the Federal Supreme Court (STF – Supremo Tribunal Federal) concluded the judgment of certain lawsuits on the same matter and considered the increase in the tax base introduced by said Law unconstitutional. Part of the lawsuits filed by the Company and the STFC concessionaires from Region II of the Concession Plan, merged by the Company in February 2000, became final and unappealable in 2006 as regards the increase in COFINS tax base. The Company is awaiting the judgments of the lawsuits filed by the other merged companies, and according to legal counsel the likelihood of a favorable outcome in future filing of appeals is regarded as probable. The amount attributed to these lawsuits, representing unrecognized contingent assets, was R$20,601 (R$19,784 at December 31, 2010) and R$21,092 (R$20,271 at December 31, 2010) on a consolidated basis.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

24.	OTHER PAYABLES

	9/30/2011	12/31/2010
Redeemable bonus shares (i)	1,501,984
Advances from customers	325,321	316,006
Consignment to third parties	208,388	250,175
Payable - reverse stock split	116,625	117,516
Provision for asset decommissioning	30,274	29,384
Underwritten amounts	23,051	36,591
Unearned revenues	8,706	36,451
Payables to related parties for guarantee received	5,260
Other	55,177	56,300
Total	2,274,786	842,423
Current	1,925,713	611,805
Non-current	349,073	230,618

(i)	Refers to the recognition of redeemable bonus shares resulting from the corporate restructuring disclosed in Note 30 (a).

25.	SHAREHOLDERS’ EQUITY

(a)	Capital

The Company’s subscribed and paid-in capital is R$3,731,059 (R$3,731,059 at December 31, 2010), represented by the following shares, without par value:

	Number of shares (in thousands)
	9/30/2011	12/31/2010
Total capital in shares
Common shares	203,423	203,423
Preferred shares	399,597	399,597
Total	603,020	603,020
Treasury shares
Preferred shares	13,231	13,231
Total	13,231	13,231
Outstanding shares
Common shares	203,423	203,423
Preferred shares	386,366	386,366
Total outstanding shares	589,789	589,789
Book value per outstanding share	18.06	19.22

The preferred and common shares held in treasury are excluded from the determination of the book value.

The Company is authorized to increase its capital, according to a resolution of the Board of Directors, up to the total limit of 800,000,000 common or preferred shares, within the legal limit of two thirds (2/3) for the issuance of new nonvoting preferred shares.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

By resolution of the Shareholders’ Meeting or Board of Directors’ Meeting, the Company’s capital can be increased through capitalization of retained earnings or reserves previously allocated for this purpose by the Shareholders’ Meeting. Under these conditions, the capitalization may be performed without changing the amount of shares.

Capital is represented by common and preferred shares, with no nominal, and the Company is not required to maintain the current proportion of these types of share on capital increases.

Through deliberation of the General Meeting or of the Board of Directors, the preemptive rights can be excluded for the issuing of shares, subscription bonus or debentures convertible into shares, in the cases provided for in Article 172 of the Brazilian Corporate Law.

Preferred shares are nonvoting except in the cases specified in paragraphs 1-3 of Articles 12 of the bylaws, but are assured priority in the payment of the noncumulative minimum dividends equivalent to the greater of 6% per year calculated on the amount obtained after dividing the capital by the total number of the Company’s shares or 3% per year calculated on the amount obtained after dividing equity by the total number of the Company’s shares.

(b)	Treasury shares

Treasury shares derive from stock repurchase programs carried out from 2002 to 2004. On September 13, 2004, a material fact was disclosed on the last proposal approved by the Company’s Board of Directors for the repurchase of preferred shares issued by the Company to be held in treasury, cancelled, or subsequently sold.

The position of treasury shares is as follows:

	Preferred shares	Amount (1)
Balance at December 31, 2010	13,231,556	149,642
Shares sold
Balance at September 30, 2011	13,231,556	149,642

(1)	Equivalent to the cost of shares sold

Historical cost in purchase of treasury shares (R$ per share)	9/30/2011	12/31/2010
Weighted average	11.31	11.31
Minimum	10.31	10.31
Maximum	13.80	13.80

Unit cost considers all stock repurchase programs.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Fair value of treasury shares

The fair value of treasury shares at the end of the reporting period was as follows:

	9/30/2011	12/31/2010
Number of preferred shares held in treasury	13,231,556	13,231,556
Quotation per share on BOVESPA (R$)	10.97	12.00
Fair value	145,150	158,779

The table below shows the deduction of the amount of treasury shares from the reserves used in the repurchase:

	Share subscription premium		Other capital reserves
	9/30/2011	12/31/2010	9/30/2011	12/31/2010
Carrying amount of reserves	458,684	458,684	126,372	126,372
Treasury shares	(99,822)	(99,822)	(49,820)	(49,820)
Balance, net of treasury shares	358,862	358,862	76,552	76,552

(c)	Capital reserves

Capital reserves are recognized pursuant to the following practices:

Share subscription premium: results from the difference between the amount paid on subscription and the amount allocated to capital.

Goodwill special reserve on merger: represents the net amount of the counterpart of the premium amount recorded in the asset, pursuant to provisions of CVM Instruction 319/1999. The reserve can be capitalized insofar as the premium originating it is amortized, to the benefit of all shareholders.

The Company’s management will submit a proposal to the shareholders’ meeting recommending its capitalization, without the issuance of new shares.

Net assets special reserve on merger: constituted due to donations and subventions received prior to 2008, of which the counterpart is an asset received by the Company.

Special monetary correction of Law 8200/91: constituted due to the special inflation adjustments of fixed assets and which purpose was to compensate distortions in inflation adjustment indices prior to 1991.

Stock options reserve: account constituted due to share options, granted and acknowledged according to the share-based payment plans and settled with equity instruments.

Interest on construction in progress: consists of the counterpart of interest on works in progress incurred up to December 31, 1998.

Other capital reserves: consist of funds invested in income tax incentives prior to the beginning of 2008.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

(d)	Income reserves

Earnings reserves are recognized pursuant to the following practices:

Legal reserve: allocation of 5% of profit for the year up to the limit of 20% of capital. This allocation is optional when the legal reserve plus the capital reserves exceeds 30% of capital. This reserve is only used for capital increase or absorption of losses.

Investments reserve: comprises the balances of profit for the year, adjusted pursuant to Article 202 of Law 6404/1976, and allocated after the payment of dividends. The profit used to recognize this reserve was fully allocated as retained earnings by the respective shareholders’ general meetings, in view of the Company’s investment budget and pursuant to Article 196 of Brazilian Corporate Law. Up to the end of the fiscal year 2007, the retention of earnings for investments remained in the retained earnings line item, pursuant to Article 8 of CVM Instruction 59 /1986. After the enactment of Law 11,638/2007, which determines that no balances should remain under the retained earnings line item at the end of the reporting period, said retained earnings were transferred to this investment reserve.

(e)	Other comprehensive income

The Company recognizes in this line item revenue, expenses, reclassification adjustments, and the tax effects related to these components, which are not recognized in the income statements. The Company did not record effects of other comprehensive income for the periods presented.

(f)	Dividends and interest on capital

Dividends are calculated pursuant to the Company’s bylaws and the Brazilian Corporate Law. Mandatory minimum dividend are calculated in accordance with Article 202 of Law 6404/76, and preferred or priority dividends are calculated pursuant to the Company’s Bylaws.

By decision of the Board of Directors, the Company can pay or credit, as dividends, interest on capital pursuant to Article 9, paragraph 7, Law 9249/1995. The interest paid or credited will be offset against the annual mandatory minimum dividend amount, pursuant to Article 43 of the Bylaws.

At the Company’s Annual Shareholders’ Meeting held on April 27, 2011, shareholders approved the allocation of net income for 2010, amounting to R$1,971,023, as follows: (i) recognition of investment reserve amounting to R$1,431,365, (ii) payment of interest on capital amounting to R$363,176, and (iii) dividends supplementary to interest on capital amounting to R$176,482. Retained earnings arising from the adoption of IFRSs in 2009, amounting to R$70,619, were allocated to the recognition of the 2009 investment reserve.

(g)	Basic and diluted earnings per share

The Company’s bylaws award different rights to common and preferred shareholders with respect to dividends, voting rights, and in case of liquidation of the Company. Accordingly, basic and diluted earnings per share were calculated based on net income for the period available to common and preferred shareholders.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Basic

Basic earnings per share are calculated by dividing the net income attributable to controlling shareholders, available to common and preferred shareholders, by the weighted average number of common and preferred shares outstanding during the period.

Diluted

Diluted earnings per share are calculated by adjusting the weighted average number of outstanding common and preferred shares, to estimate the dilutive effect of all convertible securities. The Company has potentially dilutive securities arising from the stock options, which were considered in the calculation of the diluted earnings per share.

The table below shows the calculations of basic and diluted earnings per share:

	9/30/2011	9/30/2010
Net income attributable to Company shareholders	865,052	1,265,987

Net income allocated to common shares – basic and diluted	298,363	436,650
Net income allocated to preferred shares – basic and diluted	566,689	829,337

Weighted average number of outstanding shares
Common shares – basic	203,423,176	203,423,176
Common shares – diluted	203,423,176	203,423,176
Preferred shares – basic	386,365,814	386,365,814
Potentially dilutive shares	21,967	29,224
Preferred shares – diluted	386,387,781	386,395,038

Earnings per share – R$
Common shares – basic	1.46671	2.14651
Common shares – diluted	1.46671	2.14651
Preferred shares - basic	1.46671	2.14651
Preferred shares - diluted	1.46663	2.14634

26.	EMPLOYEE BENEFITS

This note should be read together with the related disclosures made in Note 27 to the financial statements for the year ended December 31, 2010.

(a)	Pension Funds

The Company and its subsidiaries sponsor retirement benefit plans (“pension funds”) for their employees, provided that they elect to be part of such plan, and current beneficiaries. The table below shows the existing pension plans as at September 30, 2011.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Pension plan	Sponsors	Manager
TCSPREV	BrT, BrT Celular, VANT, BrT Multimídia, BrT CS, iG and BrTI	FATL
BrTPREV	BrT, BrT Celular, BrT Multimídia, BrT CS, iG and BrTI	FATL
Fundador / Alternativo	BrT, BrT Celular, BrT Multimídia, BrT CS, iG and BrTI	FATL
TelemarPrev	BrT	FATL
PAMEC	BrT	BrT
PBS-A	BrT	Sistel
PAMA	BrT	Sistel

Sistel – Fundação Sistel de Seguridade Social

FATL – Fundação Atlântico de Seguridade Social

For purposes of the pension plans described in this note, the Company can also be referred to as the “Sponsor”.

On January 1, 2010, the pension plans that until then were managed by Fundação 14 de Previdência Privada and Fundação BrTPREV were transferred to the management of FATL.

The sponsored plans are valued by independent actuaries at the end of the annual reporting period. In 2010, the actuarial valuations were performed by Mercer Human Resource Consulting Ltda. The Bylaws provide for the approval of the supplementary pension plan policy, and the joint liability attributed to the defined benefit plans is ruled by the agreements entered into with the pension fund entities, with the agreement of the National Pension Plan Authority (“PREVIC”), as regards the specific plans.

The sponsored defined benefit plans are closed to new entrants because they are close-end pension funds. Participants’ and the sponsors’ contributions are defined in the funding plan. PREVIC is the official agency that approves and oversees said plans.

For the plans that report an actuarial surplus, assets are recorded when there is an express authorization for offsetting them against future employer contributions.

The Company is currently evaluating the possibility of moving the participants of the Founder/Alternative plan to the BrTPREV plan, as well as evaluating the possible impacts of this migration on the provisions contained in its financial statements. The Company estimates that the process of studying the issue and obtaining approval from management bodies occurs until the end of 2011.

Provisions for pension plans

Refer to the recognition of the actuarial deficit of the defined benefit plans, as shown below:

	9/30/2011	12/31/2010
BrTPREV and Fundador/Alternativo plans	605,018	650,305
PAMEC Plan	3,422	3,001
Total	608,440	653,306
Current	62,630	77,941
Non-current	545,810	575,365

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Assets recorded to be offset against future employer contributions

The Company recognized assets from the TCSPREV Plan related to: (i) contributions from the sponsor which participants that left the Plan are not entitled to redeem; and (ii) part of the Plan’s surplus attributed to the sponsor.

These assets are recognized in line item ‘Other assets’ and are used to offset future employer contributions. These assets are broken down as follows:

	9/30/2011	12/31/2010
TCSPREV Plan	100,635	92,619
Total	100,635	92,619
Non-current	100,635	92,619

(b)	Employee profit sharing

The employee profit sharing plan was established in 1999 as a way to encourage employees to meet individual and corporate goals, improving return to shareholders. The plan comes into effect when the following goals are met:

•	Attainment of economic value added goals (earnings before interest, income tax, depreciation and amortization indicators, and economic value added indicators); and

•	Operating, quality and market indicators.

In the period ended September 30, 2011, the Company and its subsidiaries recognized provisions based on goal attainment estimates totaling R$25,170 (R$96,344 at December 31, 2010).

The differences between the accrued amounts and the amounts stated in the income statements refer to increases in prior years’ estimates, when the benefit is effectively paid.

(c)	Share-based payment plans

The Company and its subsidiaries have share-based payment plans regarding which there were no significant changes in the quarter ended September 30, 2011.

27.	OPERATING SEGMENTS

The Company’s management uses operating segment information for decision-making. The operating segments are identified according to the nature of the services and the technology used to provide the telecommunications services. The reportable segments are summarized below:

•	Fixed telephony/data: offers local and long distance voice transmission and data communication services;

•	Mobile telephony: offers primarily mobile voice, 3G data communication, and additional services, which include messaging services and interactivity; and

•	Other: includes internet service provider and call center services.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The performance of each segment is obtained in the Company’s accounting records and is segregated as follows:

	Fixed telephony/data		Mobile telephony		All other segments		Eliminations		Total
	9/30/2011	9/30/2010	9/30/2011	9/30/2010	9/30/2011	9/30/2010	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Net operating revenue	6,136,043	6,728,121	1,452,502	1,437,351	453,089	473,300	(1,034,458)	(881,670)	7,007,176	7,757,102

Cost of sales and services	(3,030,048)	(3,063,071)	(982,341)	(1,026,361)	(264,895)	(231,271)	852,924	725,979	(3,424,360)	(3,594,724)
Interconnection	(1,370,116)	(1,495,830)	(389,668)	(428,301)			467,437	432,904	(1,292,347)	(1,491,227)
Depreciation and amortization	(444,620)	(439,060)	(173,137)	(166,465)	(1,358)	(962)			(619,115)	(606,487)
Grid maintenance service	(465,036)	(488,063)	(44,382)	(38,757)	(143)	(79)			(509,561)	(526,899)
Rentals and insurance	(284,475)	(208,741)	(105,905)	(102,378)	(17,245)	(20,732)	99,298	60,510	(308,327)	(271,341)
Connection means	(202,031)	(164,179)	(141,186)	(143,025)		(572)	281,703	232,549	(61,514)	(75,227)
Cost of handsets and accessories			(18,649)	(40,051)			14	16	(18,635)	(40,035)
Other costs and expenses	(263,770)	(267,198)	(109,414)	(107,384)	(246,149)	(208,926)	4,472		(614,861)	(583,508)

Gross profit	3,105,995	3,665,050	470,161	410,990	188,194	242,029	(181,534)	(155,691)	3,582,816	4,162,378

Operating income (expenses)	(1,813,155)	(1,794,738)	(448,376)	(404,840)	(189,504)	(221,478)	181,635	155,767	(2,269,400)	(2,265,289)

Selling expenses	(724,155)	(656,626)	(317,672)	(293,194)	(93,683)	(87,233)	292,062	264,634	(843,448)	(772,419)
Provision for doubtful accounts	(208,669)	(219,041)	(54,510)	(54,020)	(5,325)	(14,113)			(268,504)	(287,174)
Sales commission	(497)	(520)	(8,849)	(8,621)					(9,346)	(9,141)
Contact center	(243,503)	(214,692)	(21,242)	(46,341)	(13,135)	(12,394)	261,099	240,993	(16,781)	(32,434)
Advertising and publicity	(62,024)	(66,635)	(37,096)	(30,654)	(7,781)	(15,158)	1,303	1,942	(105,598)	(110,505)
Other outside services	(106,827)	(89,089)	(165,518)	(94,333)	(11,287)	(10,599)	14,038	7,114	(269,594)	(186,907)
Other costs and expenses	(102,635)	(66,649)	(30,457)	(59,225)	(56,155)	(34,969)	15,622	14,585	(173,625)	(146,258)

General and administrative expenses	(884,824)	(911,288)	(119,888)	(133,166)	(81,799)	(130,394)	15,464	34,336	(1,071,047)	(1,140,512)

Other operating income (expenses), net	(204,176)	(226,824)	(10,816)	21,520	(14,022)	(3,851)	(125,891)	(143,203)	(354,905)	(352,358)
Other operating income	494,015	304,238	35,044	65,977	10,500	33,524	(80,494)	(76,186)	459,065	327,553
Other operating expenses	(698,191)	(531,062)	(45,860)	(44,457)	(24,522)	(37,375)	(45,397)	(67,017)	(813,970)	(679,911)

Operating income (loss) before financial income (expenses) and taxes	1,292,840	1,870,312	21,785	6,150	(1,310)	20,551	101	76	1,313,416	1,897,089

Financial income/(expenses)	(399,929)	(108,912)	352,346	7,936	11,466	12,327	(101)	(76)	(36,218)	(88,725)
Financial income	592,588	554,598	496,092	127,643	13,984	16,087	(136,684)	(38,035)	965,980	660,293
Financial expenses	(992,517)	(663,510)	(143,746)	(119,707)	(2,518)	(3,760)	136,583	37,959	(1,002,198)	(749,018)

Income (loss) before taxes	892,911	1,761,400	374,131	14,086	10,156	32,878			1,277,198	1,808,364
Provision for income tax and social contribution	(274,132)	(500,711)	(127,852)	(24,594)	(10,160)	(17,162)			(412,144)	(542,467)

Net income (loss) for the year	618,779	1,260,689	246,279	(10,508)	(4)	15,716			865,054	1,265,897
Net income (loss) attributable to controlling shareholders									865,052	1,265,987
Net income (loss) attributable to noncontrolling shareholders									2	(90)

Additional disclosures
Services provided	5,726,026	6,418,556	1,068,535	1,060,466	203,799	236,151			6,998,360	7,715,173
Sales			8,816	41,929					8,816	41,929
Revenue from external clients	5,726,026	6,418,556	1,077,351	1,102,395	203,799	236,151			7,007,176	7,757,102
Intersegment revenue	410,017	309,565	375,151	334,956	249,290	237,149			1,034,458	881,670
Total revenue	6,136,043	6,728,121	1,452,502	1,437,351	453,089	473,300			8,041,634	8,638,772

Depreciation and amortization	567,235	578,724	193,212	198,739	13,643	12,567			774,090	790,030
PP&E and intangible assets increases (i)	722,492	234,114	94,620	83,710	7,863	14,591			824,975	332,415

Balance sheet information	9/30/2011	12/31/2010	9/30/2011	12/31/2010	9/30/2011	12/31/2010	9/30/2011	12/31/2010	9/30/2011	12/31/2010
Total assets	21,775,017	22,329,731	8,600,334	4,988,303	616,052	633,486	(2,387,433)	(1,065,406)	28,603,970	26,886,114

(i)	The higher increase volume recognized in the period ended September 30, 2011 is focused on the improvement of network quality and the expansion of the fixed broadband coverage.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The tables below present the components of revenue from the fixed telephony/data and mobile telephony segments for the periods ended September 30, 2011 and 2010.

Fixed telephony/data	9/30/2011	9/30/2010
Local fixed line services (ex - VC1)	3,310,373	3,576,791
Local fixed-to-mobile calls (VC1)	1,040,869	1,189,125
Long distance fixed line services (ex - VC2 and VC3)	638,104	804,801
Long distance fixed-mobile calls VC2 and VC3	679,931	871,255
Remuneration for the use of the fixed line network	368,034	377,081
Data transmission services	4,275,428	4,322,535
Public phones	125,710	180,883
Other fixed line services	470,054	459,638
Total gross operating revenue	10,908,503	11,782,109

Value-added and other indirect taxes	(2,201,851)	(2,469,311)
Discounts and returns	(2,570,609)	(2,584,677)

Net operating revenue	6,136,043	6,728,121

Mobile telephony	9/30/2011	9/30/2010
Mobile telephone services	1,196,398	1,092,447
Remuneration for the use of the mobile network	875,923	837,634
Sale of handsets and accessories	12,882	47,459
Total gross operating revenue	2,085,203	1,977,540

Value-added and other indirect taxes	(357,639)	(327,655)
Discounts and returns	(275,062)	(212,534)

Net operating revenue	1,452,502	1,437,351

The fixed telephony/data segment operates in foreign countries through a system of submarine optical fiber cables, with connection points in the United States, Bermuda, Venezuela and Brazil, allowing data traffic through integrated service packages, offered to local and international corporate customers.

In reporting based on geographic segments, the segment’s revenue is based on the locations of the country where the services are provided. The segment’s non-current assets are based on the location of the assets.

In view of their immateriality, revenue and non-current assets of operations in foreign countries are being jointly disclosed.

	Revenue from abroad		Non-current assets (*)
Geographical information	9/30/2011	9/30/2010	9/30/2011	12/31/2010
In entity’s country of origin	6,963,387	7,708,329	11,825,613	10,978,658
In foreign countries	43,789	48,773	150,847	140,463
Total	7,007,176	7,757,102	11,976,460	11,119,121

(*)	Except for financial instruments, assets related to pension funds and deferred taxed, as required by IFRS 8 Operating Segments.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

28.	RELATED-PARTY TRANSACTIONS

	9/30/2011	12/31/2010
Assets
Accounts receivable	31,728	33,984
TMAR	17,430	19,051
Oi Internet	7,998
Oi Móvel	4,879	14,933
Portugal Telecom	1,421
Debentures	2,139,244	1,911,134
TMAR	2,139,244	1,911,134
Liabilities
Trade payables	30,198	31,491
TMAR	10,114	10,203
Oi Móvel	17,282	21,288
Oi Internet	2,694
TNL Contax
Portugal Telecom	108
Other payables	5,587
TMAR	327
TNL	5,260

	9/30/2011	9/30/2010
Revenue
Revenue from services provided	259,134	243,017
TMAR	207,510	196,999
Oi Móvel	32,435	46,018
Oi Internet	18,159
Portugal Telecom	1,030
Financial income	228,111	170,502
TMAR	228,111	170,502
Costs/expenses
Cost of services rendered	(213,147)	(102,032)
TMAR	(49,987)	(25,065)
Oi Móvel	(145,015)	(76,967)
Portugal Telecom	(72)
Oi Internet
Contax S.A.	(18,073)
Selling expenses	(53,398)
Contax S.A.	(53,398)
General and administrative expenses	(10,680)
Contax S.A.	(10,680)
Financial expenses	(34,095)
TNL	(31,889)
TMAR	(2,206)

(a)	Private debentures issued by TMAR

With the merger of BrT Part, the Company acquired all the receivables from its indirect parent related to the subscription of private, nonconvertible debentures issued by TMAR, in the amount of R$1,200,000. These debentures mature in five years, on December 11, 2013. These debentures pay

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

interest equivalent to the DI Rate compounded by 4.0% per year and financial income of R$136,658 was recognized at September 30, 2010. On December 31, 2010 the Company transferred the rights on these debentures to BrT Celular as partial payment of the capital increase undertaken by this subsidiary.

Transaction with BrT Celular

On March 12, 2009, subsidiary BrT Celular subscribed private, nonconvertible debentures, issued by TMAR in December 2008, in the amount of R$300,000. These debentures mature in five years, on December 11, 2013. These debentures pay interest equivalent to the DI Rate compounded by 4.0% per year. As at September 30, 2011, the adjusted amount of the debentures receivable was R$2,139,244 (R$1,911,134 at December 31, 2010), and the Company accounted for R$228,111 as financial income (R$33,845 at September 30, 2010).

(b)	Financing agreements with the BNDES

The Company and its subsidiary BrT Celular entered into financing agreements with BNDES, controlling shareholder of BNDESPart, which holds 13.05% of the voting capital of TmarPart (31.4% at December 31, 2010), holding company of the Group, and is, therefore, a Company associate.

The balances of BNDES financing as at September 30, 2011 totaled R$2,194 million (R$2,588 million at December 31, 2010), that resulted in the recognition of financial expenses amounting to R$118 million (R$151 million at September 30, 2010) in consolidated.

(c)	Lease of transmission infrastructure

The transactions conducted with TMAR and Oi refer to the provision of services and the assignment of means involving mainly interconnection and Industrial Exploration of Dedicated Line (EILD).

The transactions conducted with Oi Internet, subsidiary of TMAR, refer to the provision of dial port rental services.

(d)	Compensation of key management personnel

The compensation of the officers responsible for planning, managing and controlling the Company’s activities, including the compensation of the directors and executive officers, is as follows:

	9/30/2011	9/30/2010
Salaries and other short-term benefits	2,994	2,149
Share-based compensation	926	1,528
Total	3,920	3,677

(e)	Guarantees

The credits facilities extended by the BNDES, public debentures, and other borrowings are guaranteed by TNL. The Company recorded for the period ended September 30, 2011 as

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

commission on TNL’s guarantee, expenses amounting to R$31,889 (R$3,819 for the period ended September 30, 2010). Additionally, TMAR provided guarantees on the CRI transaction at the cost of 0.5% of the outstanding balance per year. Expenses on these guarantees totaled R$421 for the period ended September 30, 2011 (R$88 for the period ended September 30, 2010).

29.	INSURANCE

During the concession period, the concessionary has the obligation of maintaining the following insurance coverage, over the prescribed terms: “all risks” policy that covers property damages to all insurable assets belonging to the concession, insurance against economic losses to insure the continuity of services, and insurance guaranteeing payment of obligations related to the quality and universal services, as provided for by the Concession Agreements.

The assets and liabilities in material and/or high-risk amounts are insured. The Company and its subsidiaries maintain insurance coverage against property damages, loss of revenue arising from such damages (loss of profits), etc. Management understands that the amount insured is sufficient to assure the integrity of assets and the continuity of operations, and the compliance with the rules set out in the Concession Agreements.

The insurance policies provide the following coverage, per risk and type of asset:

Insurance line	9/30/2011
Operational risks and loss of profits	800,000
Civil liability - third parties (*)	148,352
Fire – inventories	100,000
Theft - inventories	20,000
Civil liability - general	15,000
Concession guarantee	40,443
Civil liability - automobile	3,000

(*)	Based on foreign exchange rate prevailing at September 30, 2011 (Ptax) - US$1/R$1.8544

30.	OTHER INFORMATION

(a)	Corporate restructuring – Oi S.A.

On May 24, 2011, the Company disclosed a Material Fact in which it communicates to its shareholders that TMAR Part. ordered its officers to conduct studies and adopt procedures aimed at a corporate restructuring of the following Oi Group companies: TNL, TMAR, Coari and BrT.

The intended corporate restructuring consists of the merger of TMAR shares by Coari and the mergers of Coari and TNL with and into BrT, the company that would concentrate all the equity interest currently held in Oi Group companies, would be the sole Oi company listed in the stock exchange, and that would change its corporate name to Oi S.A.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The simplified calendar below shows the current corporate structure and the corporate structure after the corporate restructuring is implemented:

The corporate restructuring aims at definitely simplifying the corporate structure and the governance of the Oi Group companies, eliminating operating and administrative costs, and increase liquidity for all shareholders. The corporate restructuring entails the merger of TMAR shares by Coari and the mergers of Coari and TNL with and into BrT on the same date, as joint and inseparable transactions, so that the completion of each transaction would be contingent on the approval of the other.

Maintaining the share control of Oi S.A. exclusively at TMAR Part. is a condition for the approval of the corporate restructuring, thus complying with its legal and regulatory obligations before ANATEL. TMAR Part. and its direct or indirect shareholders will take the necessary actions to maintain control and comply with such obligations, including, potentially, through the exchange of preferred shares held for common shares held by direct or indirect shareholders.

We estimate that the corporate restructuring will result in the creation of value for the shareholders by, but not limited to:

•	simplifying the shareholding structure of the Oi Group companies;

•

unifying the share bases of the Oi Group companies currently divided into three (3) publicly-traded companies and seven (7) different classes and types of shares traded, in a single company, with two (2) different shares traded;

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

•

significantly increasing share liquidity, due to the concentration of shareholders in a single company, whose common and preferred shares will be traded on the BM&F Bovespa and the NYSE, on the latter through an ADR program;

•	unifying Oi Group companies financial reporting after the completion of the corporate restructuring, to permit the design of a long-term dividend policy; and

•

reducing operating, administrative, and financial costs by streamlining and unifying general business management, optimizing the capital structure, and maximizing fundraising capacity and access to the capital market.

At the Annual Shareholders’ Meeting of BrT that approves the mergers of Coari and TNL, we will propose the issuance of redeemable free shares, to be attributed exclusively to BrT shareholders prior to the mergers, which will be immediately redeemed in cash, for a total amount of R$1.5 billion, to be paid proportionally to each shareholder’s interest in BrT’s share capital. The amount of the redeemed shares will be deducted from the calculation of the share exchange ratios that will be approved.

On June 29, 2011, TNL, TMAR, and BrT established special independent committees. Coari did not establish its own special independent committee because TMAR is its single shareholder.

On August 17, 2011, the Boards of Directors of TNL, TMAR and BrT approved the share exchange ratios recommended by the respective Special Independent Committees, as follows:

Original share/Substitution shares	Exchange ratio
TNLP3 / BRTO3	2.3122
TNLP4 / BRTO4	2.1428
TNLP4 / BRTO3	1.8581
TMAR3 / BRTO3	5.1149
TMAR5 and TMAR6 / BRTO4	4.4537
TMAR5 and TMAR6 / BRTO3	3.8620

On August 26, 2011, the Boards of Directors of TNL, TMAR and BrT approved the general conditions of the Corporate Restructuring.

In addition to the relevant corporate approvals, the corporate restructuring must be approved by ANATEL.

As the shares of both BrT and TNL are registered with the SEC, the corporate restructuring will depend on the registration of the shares to be issued by Oi S.A. with the SEC.

The corporate restructuring will also be submitted to the approval of certain creditors and debentureholders, pursuant to the terms of the relevant debt instruments, but is not, however, contingent to their approval.

The Debentureholders’ Meeting held on October 17, 2011 approved the discontinuation of the liens granted under TNL guarantees on the Company’s fourth issuance public debentures.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

Under Article 137, Par. 1, of the Brazilian Corporate Law, dissenting shareholders will have the right to withdraw, a right exercisable in relation to the shares they held unremittingly from May 23, 2011 to the date they exercise the right of withdrawal. The shares acquired beginning May 24, 2011 will not entitle their holder to the right to withdraw as a result of the corporate restructuring.

We estimate that the shareholder meetings of BrT, Coari, TMAR, and TNL that will decide on the transactions described above will be called to be held within approximately 180 days from the date May 24, 2011. In addition, we estimate that the common and preferred shares of Oi S.A. will start to be traded, under their new tick code, within approximately 40 days after the date of the shareholders’ meeting that approved the mergers.

As the Company is committed to the corporate restructuring of the Oi Group companies, having a significant portion of the events under its control, and in light of the business strategy to be adopted by management, the Company’s future operations will be significantly impacted, since certain revenues will be consolidated, there will be cost savings, certain assets will be used in an integrated way, and the restructuring will have other benefits and impacts. Management will analyze, therefore, cash flows on a consolidated basis in its decision-making process.

As a result, the Company considered the consolidated future cash flows of its operations to determine if there are any indications that its assets (represented by this cash-generating unit) may be impaired. The test did not reveal any evidence of impairment of the Company’s long-lived assets.

Also because of its commitment to the corporate restructuring of the Oi Group companies, the Company recognized the liability corresponding to redeemable bonus shares, amounting to R$1,501,984.

(b)	Revisions of STFC concession contracts

On June 30, 2011, the Company entered into with ANATEL and the Ministry of Communications revisions of the STFC concession agreements and the Commitment Term Sheet to ensure the attainment of the objectives set out in Decree 7175/2010 (National Broadband Plan (PNBL).

One of the main changes introduced by the revisions of STFC concession agreements is the end of the restriction that prevented associates of telecommunications service concessionaries to provide pay TV services.

The revision also complies with the new version of the General Universal Service Targets Plan (PGMU III), which is one of the appendices to said concession agreements. Under this new version, the Company agrees to install payphones (TUPs) in rural areas (schools, health clinics, and other locations), offering individual access to rural populations, and special individual class access (AICE) to lower-income subscribers enrolled on the Single Register for Federal Government Social Programs.

The Presidential Decree that enacts the new PGMU III establishes that the technical feasibility of the prescribed obligations must be ensured and limits the installation of TUPs in rural areas to the balance resulting from the waiver of installing urban TUPs, in line with the provision of the General Telecommunications Law and the concession agreements in effect.

Brasil Telecom S.A.

Notes to the Unaudited Interim Consolidated Financial Statements

For the Period Ended September 30, 2011 and 2010

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

The TUP density target in urban areas was reduced from six to four for every 1,000 inhabitants and is immediately effective. Rural area TUP and rural individual access targets are all on demand and will only start to be met after a network coverage using a radio communication system operating in 451 MHz to 458 MHz and 461 MHz to 468 MHz radiofrequency sub-bands is in place, to be built by the winner of the bidding process that will be held on a date not yet set.

Concurrently with the execution of the amendment to the concession agreements and the enactment of the new PGMU, the Company voluntarily entered into a Commitment Term Sheet with the Ministry of Communications and ANATEL, joining the PNBL. Under this Commitment Term Sheet, the Oi Group companies agree to offer low-cost broadband services (‘Retail Offering’) and a ‘Wholesale Offering’, both aimed at meeting the Federal Government’s objectives of expanding and disseminating broadband use in Brazil.

(c)	Service Agreement and Official Sponsorship of the 2014 FIFA World Cup

In June 2010, the Company entered into an agreement with FIFA – “Fédération Internationale de Football Association” to be the official provider of all telecommunications services of the 2014 FIFA World Cup and one of the official sponsors of the event.

The terms set forth by said agreement became effective only in 2011 since the agreement only became effective in January 2011.

Under the telecommunications services agreement, the Company agrees to make the necessary investments in infrastructure to provide such services.